UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Oxis International, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation or organization)

2834
(Primary Standard Industrial Classification Code)

100 South Ashley Street, Suite 600
Tampa, Florida 33602
Phone: (800) 304-9888
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Corporation Service Company
Corporation Trust Center
1209 Orange Street
Wilmington, DE
Telephone: (302) 658-7581
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:
Gary R. Henrie, Esq.
PO Box 107
Nauvoo, Illinois 62354
Tel: (309) 313-5092
Email: grhlaw@hotmail.com

Approximate date of commencement of proposed sale to public:

From time to time after the effective date of this registration statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

 CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Class A Units consisting of:
(i) Common stock, par value $0.001 per share(2)
(ii) Warrants to purchase common stock
Class B Units consisting of:
(i) Series J Convertible Preferred Stock, par value $0.001 per share
(ii) Warrants to purchase common stock
Common stock issuable upon conversion of Series J Convertible Preferred Stock (2)
Common stock issuable upon exercise of warrants to purchase common stock (2)
Placement agent's warrants(3)
Shares of common stock issuable upon exercise of placement agent's warrants(2)(3)
Total	$10,000,000	$1,007.00(4)

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)
Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)
Represents warrants to purchase a number of shares of common stock equal to 6% of the shares to be sold in this offering, assuming a per share exercise price equal to 110% of the price per unit in this offering.

(4)	Calculated in accordance with Rule 457(o) and Rule 457(g) of the Securities Act at the statutory rate of $100.70 per $1,000,000 of securities registered.

The information in this Prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED AUGUST XX, 2016

OXIS INTERNATIONAL, INC.

Up to $10,000,000 of
Class A Units consisting of Common Stock and Warrants and
Class B Units consisting of Series J Convertible Preferred Stock and
Warrants
(               shares of Common Stock underlying the Series J Convertible
Preferred Stock and Warrants)

We are offering up to $10,000,000 of Class A Units (consisting of one share of our common stock and a Series A warrant to purchase one share of our common stock at an exercise price equal to the public offering price of the Class A Units ("Series A warrant")). The shares of common stock and Series A warrants part of a Class A Unit are immediately separable and will be issued separately in this offering.
We are also offering to those purchasers, if any, whose purchase of Class A Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity, in lieu of purchasing Class A Units, to purchase Class B Units. Each Class B Unit will consist of one share of our Series J Convertible Preferred Stock, or the Series J Preferred, convertible into ten shares of our common stock at the public offering price of the Class A Units times ten, together with the equivalent number of Series A warrants as would have been issued to such purchaser if they had purchased Class A Units based on the public offering price. The Series J Preferred do not generally have any voting rights but are convertible into shares of common stock on a 10 for 1 basis. The shares of Series J Preferred and Series A warrants are immediately separable and will be issued separately in this offering.
We are also offering the shares of common stock that are issuable from time to time upon conversion of the Series J Preferred and upon exercise of the Series A warrants being offered by this prospectus.
Assuming we sell all $10,000,000 of Class A Units (and no Class B Units) being offered in this offering and a public offering price of $0.20, the reported closing price of our common stock on August 18, 2016, we would issue in this offering an aggregate of  50,000,000 shares of our common stock and Series A warrants to purchase 50,000,000 shares of our common stock.
Our common stock is listed on the OTCQB under the symbol OXIS. Our common stock is also quoted on several European based exchanges including Berlin (OXI.BE), Frankfurt (OXI.DE), the Euronext (OXI.NX) and Paris, (OXI.PA). The last reported sale price of our common stock on OTCQB on August 18, 2016 was $0.20 per share. There is no established public trading market for the Series A warrants or Series J Preferred, and we do not expect a market to develop. In addition, the warrants and Series J Preferred are not and will not be listed for trading on any national securities exchange.

Investing in our common stock involves risks, which are described in the "Risk Factors" section beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Per Class A Unit (one share of common stock and a Series A warrant for one share of common stock)	Per Class B Unit (one share of Series J Preferred and a Series A warrant for one share of common stock)	Total

Public offering price	$	$	$	$
Placement agent's fees(1)	$	$	$	$
Proceeds, before expenses, to Oxis International, Inc.	$	$	$	$

(1)
We have agreed to reimburse the placement agent for certain of its expenses and to issue common stock purchase warrants to the placement agent. See "Plan of Distribution" on page 20 of this prospectus for a description of the compensation payable to the placement agent.

Delivery of the shares will take place on or about      , 2016, subject to satisfaction of certain conditions.

Sole Book-Running Manager
Rodman & Renshaw,
a unit of H.C. Wainwright & Co.

The date of this prospectus is August       , 2016.

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information or represent anything not contained in this prospectus, and, if given or made, any such other information or representation should not be relied upon as having been authorized by us. The selling stockholders are not offering to sell, or seeking offers to buy, our common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information provided in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

In addition to historical information, this prospectus contains forward-looking statements. The words "forecast", "eliminate", "project", "intend", "expect", "should", "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors, including those discussed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Except as required by law, we assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus; it does not contain all of the information you should consider before investing in our common stock.  You should read the entire prospectus before making an investment decision.

Throughout this prospectus, the terms "we," "us," "our," and "our company" refer to Oxis International, Inc., a Delaware corporation and related subsidiaries.

All references to the number of shares issued or outstanding in this prospectus, and all per share and other similar data, reflect a 1-for-250 reverse stock split that we effected on December 16, 2015.

Our Business
OXIS International, Inc., through its wholly owned subsidiary Oxis Biotech, Inc, is an immuno-oncology company with a robust technology platform consisting of bispecific and trispecific scFv constructs, full-length antibodies, proprietary drug payloads, proprietary antibody-drug linkers, dual-drug payload antibody-drug conjugates (ADCs), bispecific targeted ADCs, and NK cell and T-cell antibody directed cell-mediated cytotoxic (ADDCs) agents.

Our Offices

Our principal executive offices are located at 100 South Ashley Street, Suite 600, Tampa, Fl 33602 and our telephone number is (800) 304-9888.

Our Website

Our website is located at www.oxis.com.  Information on our website is not, and should not be considered, part of this prospectus.

THE OFFERING

Class A Units offered by us
We are offering up to $10,000,000 of Class A Units. Each Class A Unit will consist of one share of our common stock and a Series A warrant to purchase one share of our common stock at an exercise price equal to the public offering price of the Class A Units, ("Series A warrant"). The Class A Units will not be certificated and the share of common stock and warrants part of such unit are immediately separable and will be issued separately in this offering.

This prospectus also relates to the offering of shares of our common stock issuable upon the exercise of the Series A warrants part of the Class A Units.

Assuming we sell all $10,000,000 of Class A Units (and no Class B Units) being offered in this offering and a public offering price of $0.20, the reported closing price of our common stock on August 18, 2016, we would issue in this offering an aggregate of 50,000,000 shares of our common stock and Series A warrants to purchase 50,000,000 shares of our common stock.

Class B Units offered by us
We are also offering to those purchasers, if any, whose purchase of Class A Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity, in lieu of purchasing Class A Units, to purchase Class B Units. Each Class B Unit will consist of one share of our Series J Convertible Preferred Stock, or the Series J Preferred, convertible into ten shares of our common stock at the public offering price of the Class A Units times ten, together with the equivalent number of Series A warrants as would have been issued to such purchaser if they had purchased Class A Units based on the public offering price. The Series J Preferred do not generally have any voting rights but are convertible into shares of common stock on a 10 for 1 basis. The Class B Units will not be certificated and the share of Series J Preferred and warrants part of such unit are immediately separable and will be issued separately in this offering.

This prospectus also relates to the offering of shares of our common stock issuable upon conversion of the Series J Preferred Stock and upon exercise of the Series A warrants part of the Class B Units.

Series A Warrants
Each Series A warrant included in the Units will have an exercise price equal to the public offering price of the Class A Units, will be exercisable upon issuance, and will expire five years from the date of issuance.

Common stock outstanding before this offering	28,065,959 shares

Common stock outstanding after this offering	shares(1)

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes and working capital.

Risk factors	You should read the "Risk Factors" beginning on page 7 of this Prospectus for a discussion of factors to consider before deciding to purchase the securities we are offering.

OTC Markets symbol for our common stock	OXIS

(1)
Assumes only Class A Units are sold in this offering. To the extent we sell any Class B Units, the same aggregate number of common stock equivalents resulting from this offering would be convertible under the Series J Preferred issued as part of the Class B Units.

Summary Financial Information

The tables and information below are derived from Oxis' audited financial statements for the six months ended June 30, 2016 and the year ended December 31, 2015.

Balance Sheet Summary	June 30, 2016 (Unaudited)	December 31, 2015 (Audited)

Cash	$355,000	$47,000
Prepaid expenses	2,000	2,000
Property and equipment, net	5,000	5,000
Total assets	362,000	54,000
Total liabilities	16,194,000	61,888,000
Total Stockholders' Deficit	(15,832,000)	(61,834,000)

Statement of Operations Summary	Six Months Ended June 30, 2016 (Unaudited)	Six Months Ended June 30, 2015 (Unaudited)

Revenues	$-	27,000
Gross profit	-	-
Research and development	475,000	250,000
General and administrative expenses	5,547,000	3,019,000
Other income/(loss)	33,514,000	9,586,000
Net income/(loss)	27,492,000	6,344,000

RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below in addition to the other information contained in this prospectus before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition or operating results could be harmed. In that case, the trading price of our common stock could decline and you may lose part or all of your investment. In the opinion of management, the risks discussed below represent the material risks known to the company. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business operations and adversely affect the market price of our common stock.

Risks Related to Our Business

We have a history of operating losses; we expect to continue to incur losses and we may never be profitable.

As of June 30, 2016, we had an accumulated deficit of $118,190,000.  We do not expect to generate any product sales or royalty revenues for at least four years.  We expect to incur significant additional operating losses in the future as we expand research and development and clinical trial efforts.

Our ability to achieve long-term profitability is dependent upon obtaining regulatory approvals for our products and successfully commercializing our products alone or with third parties.  However, our operations may not be profitable even if any of our products under development are successfully developed and produced and thereafter commercialized.

Even if we succeed in commercializing one or more of our product candidates, we expect to continue to incur substantial research and development and other expenditures to develop and market additional product candidates. The size of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenue. Our prior losses and expected future losses have had and will continue to have an adverse effect on our stockholders' equity and working capital.

We will have to hire additional executive officers and employees to operate our business.  If we are unable to hire qualified personnel, we may not be able to implement our business plan and if we are unable to do so, the value of our common stock could be reduced.

We currently have only two full-time employees. The loss of the services of any of our key product or business development employees could delay our product development programs and our research and development efforts. We do not maintain key person life insurance on any of our officers, employees or consultants.  In order to develop our business in accordance with our business plan, we will have to hire additional qualified personnel, including in the areas of manufacturing, clinical trials management, regulatory affairs, and business development.  We will need to raise sufficient funds to hire the necessary employees and have commenced our search for additional key employees.  However, competition for qualified employees among companies in the biotechnology and biopharmaceutical industry is intense, and no assurance can be given that we will be able attract, hire, retain and motivate the highly skilled employees that we need.  If we are unable to hire new skilled personnel, including management, our ability to properly develop our products and to implement our business plan will be adversely affected, which will result in a reduction in the value of our shares of common stock.

Our intellectual property may be compromised.

Part of the value of the Company going forward is vested in the intellectual property that the Company is acquiring the rights to at the present time. There may have been many persons involved in the development of the intellectual property, some of which the Company is not successful in obtaining the rights from. It is possible that in the future, claimants to the property rights may come forward that the Company is not aware of at the present time. It is also possible that the Company may not be successful in protecting its property rights. In either event, it is possible that the Company could lose the value of its intellectual property and if so the business prospects of the Company may suffer.

The fact that we have generated operating losses in the past raises doubt about our ability to continue as a going concern.

The Company has a history of generating operating losses. We have in the past covered any shortfall in operating capital from sales of equity and debt securities, but there can be no assurance that we will continue to be able to do so. The unpredictable economy in the United States and the volatile public equity markets may make it more difficult for us to raise capital as and when we need it, and it is difficult for us to assess the impact this might have on our operations or liquidity. If we cannot raise the funds that we require to continue our business operations, there is a substantial risk that our business will fail.

We are subject to extensive regulation, which can be costly, time consuming and can subject us to unanticipated delays; even if we obtain regulatory approval for some of our products, those products may still face regulatory difficulties.

All of our potential products, processing and manufacturing activities, are subject to comprehensive regulation by the FDA in the United States and by comparable authorities in other countries. The process of obtaining FDA and other required regulatory approvals, including foreign approvals, is expensive and often takes many years and can vary substantially based upon the type, complexity and novelty of the products involved. In addition, regulatory agencies may lack experience with our technologies and products, which may lengthen the regulatory review process, increase our development costs and delay or prevent their commercialization.

If we violate regulatory requirements at any stage, whether before or after marketing approval is obtained, we may be fined, forced to remove a product from the market and experience other adverse consequences including delay, which could materially harm our financial results. Additionally, we may not be able to obtain the labeling claims necessary or desirable for the promotion of our products. We may also be required to undertake post-marketing trials. In addition, if we or others identify side effects after any of our adoptive therapies are on the market, or if manufacturing problems occur, regulatory approval may be withdrawn and reformulations, additional clinical trials, changes in labeling of our products, and additional marketing applications may be required.

It may take longer to complete our clinical trials than we project, or we may not be able to complete them at all.

For budgeting and planning purposes, we have projected the date for the commencement, continuation and completion of our various clinical trials.  However, a number of factors, including scheduling conflicts with participating clinicians and clinical institutions, and difficulties in identifying and enrolling patients who meet trial eligibility criteria, may cause significant delays. We may not commence or complete clinical trials involving any of our products as projected or may not conduct them successfully.

We expect to rely on medical institutions, academic institutions or clinical research organizations to conduct, supervise or monitor some or all aspects of clinical trials involving our products. We will have less control over the timing and other aspects of these clinical trials than if we conducted them entirely on our own. If we fail to commence or complete, or experience delays in, any of our planned clinical trials, our stock price and our ability to conduct our business as currently planned could be harmed.

We are exposed to the risk of liability claims, for which we may not have adequate insurance.

Since we participate in the pharmaceutical industry, we may be subject to liability claims by employees, customers, end users and third parties. We do not currently have product liability insurance. We intend to have proper insurance in place; however, there can be no assurance that any liability insurance we purchase will be adequate to cover claims asserted against us or that we will be able to maintain such insurance in the future. We intend to adopt prudent risk management programs to reduce these risks and potential liabilities; however, we have not taken any steps to create these programs and have no estimate as to the cost or time required to do so and there can be no assurance that such programs, if and when adopted, will fully protect us. We may not be able to put risk management programs in place, or obtain insurance, if we are unable to retain the necessary expertise and/or are unsuccessful in raising necessary capital in the future. Adverse rulings in any legal matters, proceedings and other matters could have a material adverse effect on our business.

Pre-clinical and clinical trials are conducted during the development of potential products and other treatments to determine their safety and efficacy for use by humans. Notwithstanding these efforts, when our treatments are introduced into the marketplace, unanticipated side effects may become evident. Manufacturing, marketing, selling and testing our product candidates under development or to be acquired or licensed, entails a risk of product liability claims. We could be subject to product liability claims in the event that our product candidates, processes, or products under development fail to perform as intended. Even unsuccessful claims could result in the expenditure of funds in litigation and the diversion of management time and resources, and could damage our reputation and impair the marketability of our product candidates and processes. While we plan to maintain liability insurance for product liability claims, we may not be able to obtain or maintain such insurance at a commercially reasonable cost. If a successful claim were made against us, and we don't have insurance or the amount of insurance was inadequate to cover the costs of defending against or paying such a claim or the damages payable by us, we would experience a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Securities

Our common shares are penny stock. Trading of our common shares may be restricted by the SEC's penny stock regulations and the FINRA's sales practice requirements, which may limit a shareholder's ability to buy and sell our common shares.

Our common shares are deemed to be penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the common shares that are subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in, and limit the marketability of, our common shares.

In addition to the "penny stock" rules promulgated by the Securities and Exchange Commission, the Financial Industry Regulatory Authority has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the Financial Industry Regulatory Authority believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The Financial Industry Regulatory Authority requirements make it more difficult for broker-dealers to recommend that their customers buy our common shares, which may limit your ability to buy and sell our shares.

Clearing Brokers may Decline to Deposit the Shares in the Subscriber's Account.

Clearing brokers may decline to deposit into Subscriber's account a stock certificate for a security that (1) is a penny stock or (2) has stale or incomplete filings with the U.S. Securities and Exchange Commission (SEC). In addition to these conditions and limitations, the clearing broker may subject The Company's securities to additional review before accepting such securities for deposit. This review process may (1) take up to two weeks or longer, and (2) may include research into the Company or Subscriber. The characteristics that may trigger additional review include (1) low price of the security or securities under review; (2) large number of shares being deposited with clearing broker into Subscriber's account; (3) the securities in question are non-exchange traded; (4) the stock certificates are recently issued; (5) recent merger activity of the underlying company; and/or (6) change of name of the underlying company issuing these stock certificates. Finally, all of the aforementioned conditions, limitations, and characteristics triggering review may apply to Subscriber's Deposit/Withdrawal At Custodian (DWAC) requests, Automated Customer Account Transfer Account Service (ACATS) requests, and Depository Trust Company (DTC) receipts for deposit requests.

We may be unable to attract and retain qualified, experienced, highly skilled personnel, which could adversely affect the implementation of our business plan.

Our success depends to a significant degree upon our ability to attract, retain and motivate skilled and qualified personnel. As we become a more mature company in the future, we may find recruiting and retention efforts more challenging. If we do not succeed in attracting, hiring and integrating excellent personnel, or retaining and motivating existing personnel, we may be unable to grow effectively. The loss of any key employee, including members of our senior management team, and our inability to attract highly skilled personnel with sufficient experience in our industries could harm our business.

 Our common stock is quoted on the OTCQB which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTCQB, which is a significantly more limited trading market than the New York Stock Exchange or The NASDAQ Stock Market. The quotation of the Company's shares on the OTCQB may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

There is limited liquidity on the OTCQB which may result in stock price volatility and inaccurate quote information.

When fewer shares of a security are being traded on the OTCQB, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Due to lower trading volumes in shares of our common stock, there may be a lower likelihood of one's orders for shares of our common stock being executed, and current prices may differ significantly from the price one was quoted at the time of one's order entry.

Our common stock is thinly traded, so you may be unable to sell at or near asking prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Currently, the Company's common stock is quoted in the OTCQB and future trading volume may be limited by the fact that many major institutional investment funds, including mutual funds, as well as individual investors follow a policy of not investing in OTCQB stocks and certain major brokerage firms restrict their brokers from recommending OTCQB stocks because they are considered speculative, volatile and thinly traded. The OTCQB market is an inter-dealer market much less regulated than the major exchanges and our common stock is subject to abuses, volatility and shorting. Thus, there is currently no broadly followed and established trading market for the Company's common stock. An established trading market may never develop or be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. Absence of an active trading market reduces the liquidity of the shares traded there.

Our common stock is subject to price volatility unrelated to our operations.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting the Company's competitors or the Company itself. In addition, the OTCBB is subject to extreme price and volume fluctuations in general. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

 The Company has certain notes which could be converted into common stock, the exercise of which and the conversion of which may dilute the value of shares held by Company shareholders.

The Company has warrants outstanding that if exercised would lead to the issuance of 4,182,016 shares of common stock of the company. There are also certain notes on which the Company is not obligated but which are the subject of litigation in which the Company is involved that parties adverse to the Company have asked the Court to order a conversion of such notes into common shares of the Company. In the event the warrants or any of them are exercised, or if the court orders the described notes to be converted, the stock of the existing stockholders will be diluted.

If you are not an institutional investor, you may purchase securities in this offering only if you reside within the states in which we will apply to have the securities registered or are exempt from registration, and, if required, meet any requisite suitability standards.

Because our common stock is quoted on the OTCQB Marketplace and not listed on a national securities exchange, this offering must be registered, or be exempt from registration, in any state in which the securities are to be offered or sold. We will apply to register the securities, or will seek to obtain an exemption from registration, only in certain states. If you are not an "institutional investor," you must be a resident of these jurisdictions to purchase our securities in the offering. The definition of an "institutional investor" varies from state to state, but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. If you are not an institutional investor, you may purchase securities in this offering only if you reside in the jurisdictions where there is an effective registration or an available exemption, and, if required, meet any requisite suitability standards.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement, we intend to use the net proceeds from the sale of securities described in this prospectus for the further development of our products and for general corporate purposes, which may include, among other things, reducing indebtedness, acquiring other businesses (although we currently have no agreement to acquire any business), and making capital expenditures, as well as for working capital.

DETERMINATION OF OFFERING PRICE

The offering price of the units has been arbitrarily determined and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings or net worth. No valuation or appraisal has been prepared for our business. Our common stock is listed and traded on the OTCQB under the symbol "OXIS."  The closing price of our common stock on August 18, 2016 was $0.20 per share.

DILUTION

Our net tangible book value of our common stock as of June 30, 2016 was approximately negative $15,800,000 ($(15,800,000)), or approximately $(0.563) per share of common stock. "Net tangible book value" is total assets minus the sum of liabilities and intangible assets. "Net tangible book value per share" is net tangible book value divided by the total number of shares outstanding.

Assuming that we issue $10,000,000 of Units at an assumed offering price of $0.20 per Unit, the closing price of our common stock on the OTCQB on August 18, 2016, and after deducting placement agents fees and estimated offering expenses payable by us, our adjusted net tangible book value after giving effect to this offering as of June 30, 2016 would have been approximately$(6,821,000) or $(0.087) per share of our common stock. This calculation excludes the proceeds, if any, from the exercise of warrants issued in this offering. This amount represents an immediate dilution in net tangible book value of $0.113 per share to new investors purchasing units in this offering and an immediate increase in net tangible book value of $0.476 per share to our existing shareholders.

Because there is no minimum offering amount required as a condition to the closing of this offering, the dilution per share to new investors may be more than that indicated above in the event that the actual number of shares sold, if any, is less than the maximum number of shares of our common stock we are offering.  If any shares of common stock are issued upon exercise of outstanding options or warrants, including the warrants issued in this offering, you may experience further dilution.

BUSINESS

Overview

OXIS International, Inc., through its wholly owned subsidiary Oxis Biotech, Inc, is an immuno-oncology company with a robust technology platform consisting of bispecific and trispecific scFv constructs, full-length antibodies, proprietary drug payloads, proprietary antibody-drug linkers, dual-drug payload antibody-drug conjugates (ADCs), bispecific targeted ADCs, and NK cell and T-cell antibody directed cell-mediated cytotoxic (ADDCs) agents.

OXS-1550

OXS-1550 is a bispecific scFv recombinant fusion protein-drug conjugate composed of the variable regions of the heavy and light chains of anti-CD19 and anti-CD22 antibodies and a modified form of diphtheria toxin as its cytotoxic drug payload.  CD19 is a membrane glycoprotein present on the surface of all stages of B-lymphocyte development, and is also expressed on most B-cell mature lymphoma cells and leukemia cells.  CD22 is a glycoprotein expressed on B-lineage lymphoid precursors, including precursor acute lymphoblastic leukemia, and often is co-expressed with CD19 on mature B-cell malignancies such as lymphoma.

OXS-1550 targets cancer cells expressing the CD19 receptor or CD22 receptor or both receptors.  When OXS-1550 binds to cancer cells, the cancer cells internalize OXS-1550, and are killed due to the action of drug's cytotoxic diphtheria toxin payload.  OXS-1550 has demonstrated success in a Phase 1 human clinical trial in patients with relapsed/refractory B-cell lymphoma or leukemia.

Oxis began enrolling patients in a Phase 1/Phase 2 trial of OXS-1550 during the second quarter of 2016.  The FDA-approved clinical trial is being conducted at the University of Minnesota's Masonic Cancer Center.  There are currently 32 patients who have participated in the clinical trial.  The six new patients bring to 32 the number of patients who have participated in the clinical trial.  All the new patients are given an approved increased dosage of OXS-1550.

 p62/SQSTM1 (Sequestosome-1) Inhibitor Drug Development Program

In humans, the p62/SQSTM1 protein is encoded by the SQSTM1 gene.  The p62/SQSTM1 protein is a multifunctional protein involved in autophagy, cell signaling, tumorigenesis, and plays an important role at the crossroad between autophagy and cancer.  Cell-cell interactions between multiple myeloma cells and bone marrow stromal cells activate signaling pathways that result in enhanced multiple myeloma cell growth, osteoclast formation, and inhibition of osteoblast differentiation.

Multiple myeloma remains an incurable malignancy with systematic morbidity and a median survival of 3-5 years.  Multiple myeloma is characterized by aberrant proliferation of terminally differentiated plasma cells and impairment in apoptosis capacity.  Due to the interactions between myeloma cells and cells of the bone marrow microenvironment, the osteolytic bone disease associated with myeloma is inextricably linked with tumor progression.  High incidence of bone metastasis in multiple myeloma patients is frequently associated with severe bone pain and pathological bone fracture.  Activated osteoclast levels and suppressed osteoblast levels are thought to play a role in multiple myeloma associated osteolytic bone disease.

While a diverse spectrum of novel agents has shown therapeutic potential for the treatment of multiple myeloma including bortezomib, lenalidomide and arsenic trioxide, high relapse rates and drug resistance continue to plague these therapies.  Thus, novel targets and new therapeutics for the treatment of multiple myeloma are of critical importance for improved patient outcomes.

It has been demonstrated that the ZZ domain of the p62/SQSTM1 protein is responsible for increased multiple myeloma cell growth and associated osteoclast mediated bone disease.  Dr. Xiang-Qun Xie and colleagues at ID4 Pharma LLC have developed novel chemical compounds (e.g., OXS-4235) which inhibit osteoclastic bone destruction in multiple myeloma.  Oxis Biotech has exclusively licensed rights to OXS-4135 and other compounds for the treatment of multiple myeloma and associated osteolytic bone disease.

Triple-Negative Breast Cancer Drug Development Program OXS-2175

OXS-2175 is a small molecule therapeutic candidate which has shown promise in early-stage preclinical in vitro and in vivo models of triple-negative breast cancer.  Oxis Biotech is investigating OXS-2175 formulated as an infusible therapy, and as part of an ADC infusible therapy for the treatment of triple-negative breast cancer.

Therapeutic Antibody-Drug Conjugates Drug Development Program

Antibody-drug conjugates (ADCs) are a new class of highly potent biopharmaceutical drugs designed as a targeted therapy for the treatment of cancer.  By combining the unique targeting capabilities of monoclonal antibodies with the cancer-killing ability of cytotoxic drugs, antibody-drug conjugates allow sensitive discrimination between healthy and diseased tissue.

Markets

B-cell lymphoma
B-cell lymphoma is a type of cancer that forms in B cells (a type of immune system cell). B-cell lymphomas may be either indolent (slow-growing) or aggressive (fast-growing). Most B-cell lymphomas are non-Hodgkin lymphomas. There are many different types of B-cell non-Hodgkin lymphomas. These include Burkitt lymphoma, chronic lymphocytic leukemia/small lymphocytic lymphoma (CLL/SLL), diffuse large B-cell lymphoma, follicular lymphoma, and mantle cell lymphoma.  It is the most common type of non-Hodgkin lymphoma among adults, with an annual incidence of 7–8 cases per 100,000 people per year.

Triple-Negative Breast Cancer (TNBC)
According to the American Cancer Society there were approximately 231,840 new cases of invasive breast cancer last year in the USA and 40,290 deaths from breast cancer during the same period.  Women represent 99% of all breast cancer patients.  Breast cancer is treated by various combinations of surgery, radiation therapy, chemotherapy, and hormone therapy.  TNBC is a type of breast cancer characterized by breast cancer cells that do not express estrogen receptors, progesterone receptors, or large amounts of HER2/neu protein.  Approximately 10% - 20% percent of invasive breast cancers are diagnosed as triple-negative breast cancers.  TNBC is more likely to affect younger people, African Americans or Hispanics, and those with a BRCA1 gene mutation.   TNBC is insensitive to many of the most effective therapies available for the treatment of breast cancer including the HER2-directed therapy Herceptin® (trastuzumab), and endocrine therapies such as tamoxifen or the aromatase inhibitors.  The relapse and survival rates of TNBC patients are shorter than for patients with other types of breast cancer.

Multiple Myeloma
Multiple myeloma is a type of cancer that forms in white blood cells, and affects about 26,850 people annually in the USA causing about 11,240 deaths per year.   Multiple myeloma causes cancer cells to accumulate in the bone marrow, where they crowd out healthy blood cells.  Multiple myeloma is also characterized by destructive lytic bone lesions (rounded, punched-out areas of bone), diffuse osteoporosis, bone pain, and the production of abnormal proteins which accumulate in the urine.  Anemia is also present in most multiple myeloma patients at the time of diagnosis and during follow-up.  Anemia in multiple myeloma is multifactorial, and is secondary to bone marrow replacement by malignant plasma cells, chronic inflammation, relative erythropoietin deficiency, and vitamin deficiency.  Plasma cell leukemia, a condition in which plasma cells comprise greater than 20% of peripheral leukocytes, is typically a terminal stage of multiple myeloma and is associated with short survival.

Manufacturing
We do not currently own or operate manufacturing facilities for the production of clinical or commercial quantities of any of our product candidates. We rely on a small number of third-party manufacturers to produce our compounds, and expect to continue to do so to meet the preclinical and clinical requirements of our potential product candidates as well as for all of our commercial needs. We do not have long-term agreements with any of these third parties. We require in our manufacturing and processing agreements that all third-party contract manufacturers and processors produce active pharmaceutical ingredients, or API, and finished products in accordance with the FDA's current Good Manufacturing Practices, or cGMP, and all other applicable laws and regulations. We maintain confidentiality agreements with potential and existing manufacturers in order to protect our proprietary rights related to our drug candidates.
Patents and Trademarks
University of Minnesota License Agreement. Oxis executed an exclusive worldwide license agreement with the Regents of the University of Minnesota, to further develop and commercialize cancer therapies using Trispecific Killer Engager (TriKE) technology developed by researchers at the university to target NK cells to cancer. Under the terms of the agreement, OXIS receives exclusive rights to conduct research and to develop, make, use, sell, and import TriKe technology worldwide for the treatment of any disease, state or condition in humans. OXIS shall own all permits, licenses, authorizations, registrations and regulatory approvals required or granted by any governmental authority anywhere in the world that is responsible for the regulation of products such as the TriKe technology, including without limitation the Food and Drug Administration in the United States and the European Agency for the Evaluation of Medicinal Products in the European Union. Under the agreement, the University of Minnesota will receive an upfront license fee, royalty fees, and certain milestone payments.

The following is a list of the pending patent applications that we licensed from the University of Minnesota under our License Agreement:
Pat./Pub. No.	Title	Country	Status
U.S. Patent Application USSN 62/237,835	Therapeutic compounds and its uses	US	Pending

Daniel A. Vallera, Ph.D.  License Agreement. Oxis executed an exclusive worldwide license agreement with Daniel A. Vallera, Ph.D. and his associate (jointly "Dr. Vallera"), to further develop and commercialize DT2219ARL (OXS-1550), a novel therapy for the treatment of various human cancers. Under the terms of the agreement, OXIS receives exclusive rights to conduct research and to develop, make, use, sell, and import DT2219ARL worldwide for the treatment of any disease, state or condition in humans. OXIS shall own all permits, licenses, authorizations, registrations and regulatory approvals required or granted by any governmental authority anywhere in the world that is responsible for the regulation of products such as DT2219ARL, including without limitation the Food and Drug Administration in the United States and the European Agency for the Evaluation of Medicinal Products in the European Union. Under the agreement, Dr. Vallera will receive an upfront license fee, royalty fees, and certain milestone payments.
The following is a list of the pending patent applications that we licensed from Dr. Vallera under our License Agreement:
Pat./Pub. No.	Title	Country	Status
U.S. Patent Application USSN 13/256,812	Methods and compositions for bi-specific targeting of cd19/cd22	US	Issued

ID4 Pharma, LLC License Agreement. Pursuant to a patent license agreement with ID4 Pharma LLC, dated January 2, 2015 (the "ID4 License Agreement"), we received an exclusive, worldwide license to certain intellectual property, including intellectual property related to treating a p62-mediated disease (e.g., multiple myeloma). The terms of this license require us to pay ID4 Pharma royalties equal to three percent (3%) of net sales of products and twenty-five percent royalty of net sublicensing revenues.  The license will expire upon expiration of the last patent contained in the licensed patent rights, unless terminated earlier. We may terminate the licensing agreement with ID4 Pharma by providing ID4 Pharma with a 30-day written notice.
Oxis shall pay the following cash amounts to ID4 upon the attainment of the following milestones:
(i)	filing of an investigational new drug application with a competent regulatory authority anywhere in the world -- $50,000;
(ii) Initiation of Phase I Human Clinical Trial -- $50,000;
(iii) Initiation of Phase II Human Clinical Trial -- $100,000;
(iv) Initiation of pivotal Phase III Human Clinical Trial -- $250,000; and
(v) Receipt of the first marketing approval -- $250,000

The following is a list of the pending patent applications that we licensed from ID4 Pharma under our License Agreement:
Pat./Pub. No.	Title	Country	Status
U.S. Patent Application USSN 14/237,494	P62-zz chemical inhibitor	US	Pending
China Patent Application CN201280048718	P62-zz chemical inhibitor	China	Pending

MultiCell Immunotherapeutics, Inc. (MCIT) License Agreement. Oxis licensed exclusive rights to three antibody-drug conjugates (ADCs) that MCIT will prepare for further evaluation by Oxis as prospective therapeutics for the treatment of triple-negative breast cancer, and multiple myeloma and associated osteolytic bone disease. Under the terms of the agreement, MCIT will develop three ADC product candidates which contain Oxis' lead drug candidates OXS-2175 and OXS-4235.  Oxis paid MCIT a license fee of $500,000 and will reimburse MCIT up to $1.125 million for its development costs to make the three ADCs exclusively licensed to Oxis.  Assuming all clinical development milestones are achieved and manufacturing rights to the three ADCs purchased, Oxis will pay MCIT an additional sum of $22.75 million and pay a royalty of 3% of net yearly worldwide sales upon marketing approval of the ADCs.

MCIT's ADC platform technology is based on unique multivalent, cleavable linkers that allow drugs tethered to the antibody to be released intracellularly or extracellularly upon binding of the antibody to the target cell.  Additionally, the MCIT's ADC technology platform allows multiple drugs to be attached per targeting antibody, and to release the drugs in their original form without modification of the drug.

Research and Development

Expenditures for research and development activities related to continuing operations were $1,000,000 and $-0- for the years ended December 31, 2015 and 2014, respectively.  During the six months ended June 30, 2016 and 2015, we incurred $475,000 and $250,000 of research and development expenses.

Our currently projected expenditures for 2016 include approximately $4-$5 million for research and development.  The actual cost of our programs could differ significantly from our current projections if we change our planned development process. In the event that actual costs of our clinical program, or any of our other ongoing research activities, are significantly higher than our current estimates, we may be required to significantly modify our planned level of operations.

There is a risk that any drug discovery and development program may not produce revenue because of the risks inherent in drug discovery and development. The successful development of any product candidate is highly uncertain. It is difficult to reasonably estimate or know the nature, timing and costs of the efforts necessary to complete the development of, or the period in which material net cash inflows are expected to commence from any product candidate, due to the numerous risks and uncertainties associated with developing drugs. Any failure to complete any stage of the development of products in a timely manner could have a material adverse effect on our operations, financial position and liquidity.

Competition
The biotechnology and pharmaceutical industries are subject to rapid technological change. Competition from domestic and foreign biotechnology companies, large pharmaceutical companies and other institutions is intense and expected to increase. A number of companies are pursuing the development of pharmaceuticals in our targeted areas. According to the Pharmaceutical Manufacturers Research Association, at the end of 2015 there were 168 drugs in development for the treatment of breast cancer, and there were 135 drugs in development for the treatment of lymphomas (blood cell cancers including multiple myeloma).

Government Regulation
United States
Our research and development activities and the future manufacturing and marketing of any products we develop are subject to significant regulation by numerous government authorities in the United States and other countries. In the United States, the Federal Food, Drug and Cosmetic Act and the Public Health Service Act govern the testing, manufacture, safety, efficacy, labeling, storage, record keeping, approval, advertising and promotion, and distribution of our drug candidates and any products we may develop. In addition, this regulatory framework is subject to changes that may adversely affect approval, delay an application or require additional expenditures.
The steps required before a pharmaceutical compound may be marketed in the United States include: preclinical laboratory and animal testing; submission of an IND to the FDA, which must become effective before clinical trials may commence; conducting adequate and well-controlled clinical trials to establish the safety and efficacy of the drug; submission of a New Drug Application, or NDA, or Biologics License Application, or BLA, to the FDA; satisfactory completion of an FDA pre-approval inspection of the manufacturing facilities to assess compliance with cGMP; and FDA approval of the NDA or BLA prior to any commercial sale or shipment of the drug. In addition to obtaining FDA approval for each product, each drug-manufacturing establishment used must be registered with the FDA and be operated in conformity with cGMP. Drug product manufacturing facilities may also be subject to state and local regulatory requirements.

Preclinical testing includes laboratory evaluation of product chemistry and animal studies to assess the safety and efficacy of the product and its formulation. The results of preclinical testing are submitted to the FDA as part of an IND, and, unless the FDA objects, the IND becomes effective 30 days following its receipt by the FDA.

Clinical trials involve administration of the study drug to healthy volunteers and to patients diagnosed with the condition for which the study drug is being tested under the supervision of qualified clinical investigators. Clinical trials are conducted in accordance with protocols that detail the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol is submitted to the FDA as part of the IND. Each clinical trial is conducted under the auspices of an independent Institutional Review Board, or IRB, in the United States, or Ethics Committee, or EC, outside the United States, for each trial site. The IRB or EC considers, among other matters, ethical factors and the safety of human clinical trial subjects.

Clinical trials are typically conducted in three sequential phases, but the phases may overlap or be repeated. In Phase 1 clinical trials, the drug is initially introduced into healthy human subjects or patients and is tested for adverse effects, dosage tolerance, pharmacokinetics, and clinical pharmacology. Phase 2 clinical trials involve the testing of a limited patient population in order to characterize the actions of the drug in targeted indications, in order to determine drug tolerance and optimal dosage and to identify possible adverse side effects and safety risks. When a compound appears to be effective at a specific dosage and have an acceptable safety profile in Phase 2 clinical trials, Phase 3 clinical trials are undertaken to further evaluate and confirm clinical efficacy and safety within an expanded patient population at multiple clinical trial sites. The FDA reviews the clinical plans and monitors the results of the trials and may discontinue the trials at any time if significant safety issues arise. Similarly, an IRB or EC may suspend or terminate a trial at a study site that is not being conducted in accordance with the IRB or EC's requirements or that has been associated with unexpected serious harm to subjects.

The results of preclinical testing and clinical trials are submitted to the FDA for marketing approval in the form of an NDA or BLA. The submission of an NDA or BLA also requires the payment of user fees, but a waiver of the fees may be obtained under specified circumstances. The testing and approval process is likely to require substantial time, effort and resources and there can be no assurance that any approval will be granted on a timely basis, if at all, or that conditions of any approval, such as warnings, contraindications, or scope of indications will not materially impact the potential market acceptance and profitability of the drug product. Data obtained from clinical trials are not always conclusive, and the FDA may interpret data differently than we interpret the same data. The FDA may refer the application to an advisory committee for review, evaluation and recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it generally follows such recommendations. The approval process is affected by a number of factors, including the severity of the disease, the availability of alternative treatments and the risks and benefits of the product demonstrated in clinical trials.

Additional preclinical testing or clinical trials may be requested during the FDA review period and may delay any marketing approval. After FDA approval for the initial indications, further clinical trials may be necessary to gain approval for the use of the product for additional indications. In addition, after approval, certain types of changes to the approved product, such as manufacturing changes, are subject to further FDA review and approval. The FDA mandates that adverse effects be reported to the FDA, and the regulatory agency may also require post-marketing testing to continue monitoring for expected and unexpected adverse effects, which can involve significant expense. Adverse effects observed during the commercial use of a drug product or which arise in the course of post-marketing studies can result in the need for labeling revisions, including additional warnings and contraindications; and if the findings significantly alter the risk/benefit assessment, the potential withdrawal of the drug from the market.

Among the conditions for FDA approval is the requirement that the prospective manufacturer's quality control and manufacturing procedures conform to the FDA's cGMP requirements. Domestic manufacturing facilities are subject to biannual FDA inspections and foreign manufacturing facilities are subject to periodic inspections by the FDA or foreign regulatory authorities. If the FDA finds that a company is not operating in compliance with cGMPs, the continued availability of the product can be interrupted until compliance is achieved; and if the deficiencies are not corrected within a reasonable time frame, the drug could be withdrawn from the market. In addition, the FDA strictly regulates labeling, advertising and promotion of drugs. Failure to conform to requirements relating to licensing, manufacturing and promoting drug products can result in informal or formal sanctions, including warning letters, injunctions, seizures, civil and criminal penalties, adverse publicity and withdrawal of approval.

Foreign

We are also subject to numerous and varying foreign regulatory requirements governing the design and conduct of clinical trials and marketing approval for pharmaceutical products to be marketed outside of the United States. The approval process varies among countries and regions and can involve additional testing; and the time required to obtain approval may differ from that required to obtain FDA approval.

The steps to obtain approval to market a pharmaceutical compound in the European Union include: preclinical laboratory and animal testing; conducting adequate and well-controlled clinical trials to establish safety and efficacy; submission of a Marketing Authorization Application, or MAA; and the issuance of a product marketing license by the European Commission prior to any commercial sale or shipment of drug. In addition to obtaining a product marketing license for each product, each drug manufacturing establishment must be registered with the European Medicines Agency, or EMA, must operate in conformity with European good manufacturing practice and must pass inspections by the European health authorities.

Upon receiving the MAA, the Committee for Human Medicinal Products, or CHMP, a division of the EMA, will review the MAA and may respond with a list of questions or objections. Answers to questions posed by the CHMP may require additional tests to be conducted. Responses to the list of questions or objections must be provided to and deemed sufficient by the CHMP within a defined time frame. Ultimately, a representative from each of the European Member States will vote whether to approve the MAA.

Foreign regulatory approval processes include all of the risks associated with obtaining FDA approval, and approval by the FDA does not ensure approval by the health authorities of any other country.

Employees
As of June 30, 2016, we had two employees, the chief executive officer and chief financial officer of the company.  Many of our activities are out-sourced to consultants who provide services to us on a project basis.  As business activities require and capital resources permit, we will hire additional employees to fulfill our company's needs.

Properties

Our executive offices are located at 100 South Ashley Drive, Suite 600, Tampa, FL, 33602.

Legal Proceedings

In May, 2015, Aaion Partners Inc, a consulting firm, filed a breach of contract action against the Company in the Superior Court of California County of Los Angeles, Case No:  BC581098.  The lawsuit seeks payment under a consulting agreement.  In July, 2015, the Company filed a cross-claim against Aaion Partners Inc. for breach of contract and tort claims. In December 2015, we settled this claim for $150,000 to be made in three cash payments and 11,429 shares of restricted common stock. The Company paid $50,000 of the cash due and issued the stock owed.  As of this filing, the Company has not made the 2 remaining cash payments and is in default in the settlement agreement.

On June 23, 2016, the Company was served with a complaint filed in the Circuit Court of the 13th Judicial Circuit in and for Hillsborough County, FL, Case No. 16-CA-004791.  Suit was brought against the Company by Lippert/Heilshorn and Associates, Inc. who is alleging they are owed compensation for consulting services provided to the company.  They are seeking payment of $73,898.  The Company has engaged legal counsel to answer the complaint.

MARKET FOR REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Until May 2009, our common stock was traded on the OTC Bulletin Board ("OTCBB") under the symbol "OXIS."  From May 20, 2009 until March 11, 2010, our common stock was traded on Pink OTC Markets Inc. trading platform under the symbol "OXIS."  Since January 2015, our common stock is quoted on the OTCQB under the "OXIS" trading symbol.
Trading in our common stock has fluctuated greatly during the past year.  Accordingly, the prices for our common stock quoted on the OTCQB or Pink OTC Markets Inc. may not necessarily be reliable indicators of the value of our common stock.  The following table sets forth the high and low bid prices for shares of our common stock for the quarters noted, as reported on the OTCQB and the Pink OTC Markets Inc.  The following price information reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.
YEAR	PERIOD	HIGH	LOW

Fiscal Year 2014	First Quarter	2.50	0.75
	Second Quarter	0.80	3.25
	Third Quarter	6.25	1.25
	Fourth Quarter	7.50	2.50
Fiscal Year 2015	First Quarter	13.50	5.13
	Second Quarter	11.78	5.03
	Third Quarter	6.23	3.50
	Fourth Quarter	5.23	2.93
Fiscal Year 2016	First Quarter	3.20	0.41
	Second Quarter	0.60	0.31

Our common stock is also quoted on several European based exchanges including Berlin (OXI.BE), Frankfurt (OXI.DE), the Euronext (OXI.NX) and Paris, (OXI.PA).  The foregoing trading prices exclude trading on these foreign stock markets.

Stockholders
As of June 30, 2016, there were 1,330 stockholders of record, which total does not include stockholders who hold their shares in "street name."  The transfer agent for our common stock is ComputerShare, whose address is 350 Indiana Street, Golden, CO 80401.
Dividends
We have not paid any dividends on our common stock to date and do not anticipate that we will pay dividends in the foreseeable future.  Any payment of cash dividends on our common stock in the future will be dependent upon the amount of funds legally available, our earnings, if any, our financial condition, our anticipated capital requirements and other factors that the Board of Directors may think are relevant.  However, we currently intend for the foreseeable future to follow a policy of retaining all of our earnings, if any, to finance the development and expansion of our business and, therefore, do not expect to pay any dividends on our common stock in the foreseeable future.
Equity Compensation Plan Information
The following is a summary of our equity compensation plans at June 30, 2016:
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders (1)	374,801	$4.78	133,445
Equity compensation plans not approved by security holders	-	-	-
Total	374,801	$4.78	133,445

(1)
As of June 30, 2016, we had options issued and outstanding to purchase 967 shares of common stock under our 2003 Stock Incentive Plan, -0- shares of our common stock under the 2010 Plan and 373,833 shares of common stock under our 2014 Stock Incentive Plan.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
Until the end of 2008, we were engaged in the business of developing and selling clinical and research assay products and out-licensing certain therapeutic compounds addressing conditions and diseases associated with oxidative stress.  During 2008, we lost our majority-owned subsidiary, BioCheck, Inc., which was engaged in the production of enzyme immunoassay diagnostic kits for clinical laboratories, and in December 2008 we sold substantially all of the assets of our research assay product line to Percipio Biosciences, Inc.  Commencing in 2009, our focus shifted from the clinical and research assay business to developing and marketing nutraceutical products in the field of oxidative stress reduction, with a focus on products that include EGT™ as a component.    We conducted limited operations, and had limited revenues from these products in 2013 and in 2014. In July 2014, we began pursuing the acquisition of novel therapeutics from various educational and research institutions.
As shown in the accompanying consolidated financial statements, the Company has incurred an accumulated deficit of $119,190,000 through June 30, 2016.  On a consolidated basis, the Company had cash and cash equivalents of $355,000 at June 30, 2016. Because our lack of funds, we will have to raise additional capital in order to fund our selling, general and administrative, and research and development expenses.  There are no assurances that we will be able to raise the funds necessary to maintain our operations or to implement our business plan.  The consolidated financial statements included in this Annual Report do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event we cannot continue our operations.
Recent Developments
License Agreements
Pursuant to a patent license agreement with the ID4, dated December 31, 2015, we received a non-exclusive, worldwide license to certain intellectual property, including intellectual property related to treating a p62-mediated disease (e.g., multiple myeloma).
On March 10, 2015, Oxis licensed exclusive rights to three antibody-drug conjugates (ADCs) that MCIT will prepare for further evaluation by Oxis as prospective therapeutics for the treatment of triple-negative breast cancer, and multiple myeloma and associated osteolytic bone disease. Under the terms of the agreement, MCIT will develop three ADC product candidates which contain Oxis' lead drug candidates OXS-2175 and OXS-4235.
In September 2015, Oxis executed an exclusive worldwide license agreement with Daniel A. Vallera, Ph.D. and his associate (jointly "Dr. Vallera"), to further develop and commercialize DT2219ARL (OXS-1550), a novel therapy for the treatment of various human cancers. Under the terms of the agreement, OXIS receives exclusive rights to conduct research and to develop, make, use, sell, and import DT2219ARL worldwide for the treatment of any disease, state or condition in humans. OXIS shall own all permits, licenses, authorizations, registrations and regulatory approvals required or granted by any governmental authority anywhere in the world that is responsible for the regulation of products such as DT2219ARL, including without limitation the Food and Drug Administration in the United States and the European Agency for the Evaluation of Medicinal Products in the European Union. Under the agreement, Dr. Vallera will receive an upfront license fee, royalty fees, and certain milestone payments.
In July 2016, Oxis executed an exclusive worldwide license agreement with the Regents of the University of Minnesota, to further develop and commercialize cancer therapies using Trispecific Killer Engager (TriKE) technology developed by researchers at the university to target NK cells to cancer. Under the terms of the agreement, OXIS receives exclusive rights to conduct research and to develop, make, use, sell, and import TriKe technology worldwide for the treatment of any disease, state or condition in humans. OXIS shall own all permits, licenses, authorizations, registrations and regulatory approvals required or granted by any governmental authority anywhere in the world that is responsible for the regulation of products such as the TriKe technology, including without limitation the Food and Drug Administration in the United States and the European Agency for the Evaluation of Medicinal Products in the European Union. Under the agreement, the University of Minnesota will receive an upfront license fee, royalty fees, and certain milestone payments.

Financing
In January 2016, the Company entered into a securities purchase agreement with one accredited investor to sell 10% convertible debentures, with and an exercise price of $1.25, with an initial principal balance of $150,000 and warrants to acquire up to 80,000 shares of the Company's common stock at an exercise price of $1.25 per share.

In May 2016, the Company entered into a securities purchase agreement with twenty accredited investors to sell 10% convertible debentures, with and an exercise price of $0.40, with an initial principal balance of $1,390,044 and warrants to acquire up to 3,475,111 shares of the Company's common stock at an exercise price of $0.45 per share.

In July 2016, the Company entered into a securities purchase agreement with one accredited investor to sell 10% convertible debentures, with and an exercise price of $0.40, with an initial principal balance of $112,135 and warrants to acquire up to 280,338 shares of the Company's common stock at an exercise price of $0.45 per share.

In August 2016, the Company entered into a securities purchase agreement with one accredited investor to sell 10% convertible debentures up $1,000,000, with and an exercise price of $0.40, with an initial principal balance of $250,000 and warrants to acquire up to 2,500,000 shares of the Company's common stock at an exercise price of $0.45 per share.

Restructuring Agreements

Effective January 8, 2016, Company entered into agreements to effect the restructuring (the "Restructuring") of certain unregistered debt and equity securities of the Company that will result in an issuance of up to 28,389,193 shares of common stock of the Company (the "Common Stock").  In connection with the Restructuring, the Company entered into a note conversion agreement (the "Conversion Agreement"), a warrant exercise agreement (the "Exercise Agreement") and a preferred stock exchange agreement (the "Exchange Agreement" and, collectively with the Conversion Agreement and the Exercise Agreement, the "Restructuring Agreements"), pursuant to which the Company and certain of the Company's creditors and investors have agreed that (i) certain outstanding debt of the Company (collectively, the "Debt") will be converted into shares of Common Stock; (ii) certain outstanding warrants to purchase shares of capital stock of the Company (collectively, the "Warrants") will be exercised on a cashless basis for shares of Common Stock;  and (iii) certain outstanding shares of Series H Convertible Preferred Stock of the Company (the "Series H Preferred Stock") and Series I Convertible Preferred Stock of the Company (the "Series I Preferred Stock" and together with the Series H Preferred Stock, the "Preferred Stock") will be exchanged for shares of Common Stock.  The Conversion Agreement, Exercise Agreement and Exchange Agreement and the transactions contemplated thereby are described in further detail below.

Under the Conversion Agreement, certain creditors of the Company holding an aggregate of approximately $15,056,000 (including accrued interest and penalties) of outstanding Debt agreed to convert all such outstanding Debt into shares of Common Stock at a conversion price of $1.25 per share upon successful completion by the Company of a $6 million financing. However, since the financing did not occur by March 15, 2016, the Conversion Agreement was terminated.

 In addition, under the Exercise Agreement, certain investors together holding warrants to purchase 12,269,240 shares of capital stock of the Company exchanged such warrants and received one share of Common Stock in exchange for each share of capital stock of the Company underlying the warrants.

Finally, under the Exchange Agreement, certain investors together holding 25,000 shares of Series H Preferred Stock and 1,666,667 shares of Series I Preferred Stock have agreed to convert all such shares of Preferred Stock into an aggregate of 4,075,000 shares of Common Stock upon successful completion by the Company of a $6 million financing.

The Restructuring Agreements terminated the warrants and any anti-dilution protection thereunder.  In addition, all creditor and investor parties to the Restructuring Agreements provided a waiver of any and all past defaults and breaches under the Warrants and Preferred Stock, in consideration of the shares issued pursuant to the Restructuring Agreements.

Results of Operations

Comparison of the Three Months Ended June 30, 2016 and 2015

License revenue

During the three months ended June 30, 2016 and 2015, we received $-0- and $20,000 of licensing revenue related to a Vitamin D producing line of sun care and skin care products under a license from ESLLC.

Research and Development Expenses

During the three months ended June 30, 2016 and 2015, we incurred $250,000 and $-0- of research and development expenses.

Selling, general and administrative expenses

During the three months ended June 30, 2016 and 2015, we incurred $1,871,000 and $1,451,000 of selling, general and administrative expenses.  The increase in selling, general and administrative expenses is primarily attributable to an increase in professional fees, license fees investor relations and stock compensation.

Change in value of warrant and derivative liabilities

During the three months ended June 30, 2016, we recorded a gain as a result of a decrease in the fair market value of outstanding warrants and beneficial conversion features of $5,263,000, compared to a gain of $29,140,000 during the three months ended June 30, 2015. This reduction is a result of a decrease in the fair market value of outstanding debt and equity securities accounted for as derivative liabilities and the conversion of warrants to common stock.

Interest Expense

Interest expense was $1,599,000 and $849,000 for the three months ended June 30, 2016 and 2015 respectively.  The increase is primarily due to an increase in the non-cash amortization of the debt issuance costs associated with the convertible debentures and demand notes payable and expenses related the issuance of additional shares

Comparison of the Six Months Ended June 30, 2016 and 2015

License revenue

During the six months ended June 30, 2016 and 2015, we received $-0- and $27,000 of licensing revenue related to a Vitamin D producing line of sun care and skin care products under a license from ESLLC.

Research and Development Expenses

During the six months ended June 30, 2016 and 2015, we incurred $475,000 and $250,000 of research and development expenses.

Selling, general and administrative expenses

During the six months ended June 30, 2016 and 2015, we incurred $5,547,000 and $3,019,000 of selling, general and administrative expenses.  The increase in selling, general and administrative expenses is primarily attributable to an increase in professional fees, license fees investor relations and stock compensation.

Change in value of warrant and derivative liabilities

During the six months ended June 30, 2016, we recorded a gain as a result of a decrease in the fair market value of outstanding warrants and beneficial conversion features of $36,759,000, compared to a gain of $17,874,000 during the six months ended June 30, 2015.
 Interest Expense

Interest expense was $3,245,000 and $8,288,000 for the six months ended June 30, 2016 and 2015 respectively.  The decrease is primarily due to a decrease in the non-cash amortization of the debt issuance costs associated with the convertible debentures and demand notes payable, non-cash interest related to the beneficial conversion feature of new debt and expenses related the issuance of additional shares

Liquidity and Capital Resources

On a consolidated basis, we had cash and cash equivalents of $355,000 at June 30, 2016 and $15,666,000 of current liabilities (of which $15,174,000 represented current cash obligations and $492,000 represented non-cash warrant liabilities and accrued expenses).  As a result, on a cash basis, as of June 30, 2016, we had a working capital deficit of $14,819,000.  In addition, we have an accumulated deficit of $118,190,000 through June 30, 2016.

In January 2016, the Company entered into convertible debentures totaling $150,000.

In May 2016, the Company entered into convertible debentures totaling $1,390,044.
In July 2016, the Company entered into convertible debentures totaling $112,135.
In August 2016, the Company entered into convertible debentures totaling $250,000.
Critical Accounting Policies
We consider the following accounting policies to be critical given they involve estimates and judgments made by management and are important for our investors' understanding of our operating results and financial condition.
Basis of Consolidation
The consolidated financial statements contained in this report include the accounts of OXIS International, Inc. and its subsidiaries.  All intercompany balances and transactions have been eliminated.
Revenue Recognition
Product Revenue
The Company manufactures, or has manufactured on a contract basis, fine chemicals and nutraceutical products, which are its primary products to be sold to customers. Revenue from the sale of its products, including shipping fees, will be recognized when title to the products is transferred to the customer which usually occurs upon shipment or delivery, depending upon the terms of the sales order and when collectability is reasonably assured. Revenue from sales to distributors of its products will be recognized, net of allowances, upon delivery of product to the distributors. According to the terms of individual distributor contracts, a distributor may return product up to a maximum amount and under certain conditions contained in its contract. Allowances are calculated based upon historical data, current economic conditions and the underlying contractual terms.

Long-Lived Assets
Our long-lived assets include property, plant and equipment, capitalized costs of filing patent applications and goodwill and other assets.  We evaluate our long-lived assets for impairment in accordance with SFAS No.  144, "Accounting for the Impairment or Disposal of Long-Lived Assets" whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.  Estimates of future cash flows and timing of events for evaluating long-lived assets for impairment are based upon management's judgment.  If any of our intangible or long-lived assets are considered to be impaired, the amount of impairment to be recognized is the excess of the carrying amount of the assets over its fair value.
Applicable long-lived assets are amortized or depreciated over the shorter of their estimated useful lives, the estimated period that the assets will generate revenue, or the statutory or contractual term in the case of patents.  Estimates of useful lives and periods of expected revenue generation are reviewed periodically for appropriateness and are based upon management's judgment.  Goodwill and other assets are not amortized.
Certain Expenses and Liabilities
On an ongoing basis, management evaluates its estimates related to certain expenses and accrued liabilities.  We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of liabilities that are not readily apparent from other sources.  Actual results may differ materially from these estimates under different assumptions or conditions.
Derivative Financial Instruments
During the normal course of business, from time to time, we issue warrants as part of a debt or equity financing. We do not enter into any derivative contracts for speculative purposes. We recognize all derivatives as assets or liabilities measured at fair value with changes in fair value of derivatives reflected as current period income or loss unless the derivatives qualify for hedge accounting and are accounted for as such. During the six months ended June 30, 2016 and 2015, we issued warrants to purchase 3,475,111 and 376,000 shares of common stock, respectively, in connection with equity transactions. In accordance with ASC Topic 815-40, "Derivatives and Hedging — Contracts in Entity's Own Stock" ("ASC 815-40"), the value of these warrants is required to be recorded as a liability, as the holders have an option to put the warrants back to us in certain events, as defined.

Inflation
We believe that inflation has not had a material adverse impact on our business or operating results during the periods presented.
Off-balance Sheet Arrangements
We have no off-balance sheet arrangements as of June 30, 2016.

DIRECTORS, EXECUTIVE OFFICERS,
PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors

The following table sets forth the name, age and position held by each of our executive officers and directors as of June 30, 2015.  Directors are elected for a period of one year and thereafter serve until the next annual meeting at which their successors are duly elected by the stockholders.
Name	Age	Position
Anthony J. Cataldo	65	Chief Executive Officer and Chairman of the Board
Steven Weldon	40	Chief Financial Officer and Director

Anthony J. Cataldo was appointed to the Board of Directors on July 31, 2014 and he was appointed Chief Executive Officer on November 19, 2014.  Most recently, From February 2011 to June 2013 Mr. Cataldo served as Chairman and CEO/ Founder of Genesis Biopharma, Inc. (Now known as Lion Biotechnologies, Inc. Trading symbol, LBIO) Mr. Cataldo created Lion/Genesis with the inclusion of assets purchase from the National Cancer Institute (NIH) for their novel treatment of Stage Four Cancer treatment for melanoma.
Mr. Cataldo also served as Chairman of the board of directors of Brand Partners Group, Inc., a provider of integrated products and services dedicated to providing financial services and traditional retail clients with turn-key environmental solutions, from October 2003 through August 2006.
Mr. Cataldo also served as non-executive co-chairman of the board of MultiCell Technologies, Inc., a supplier of functional, non-tumorigenic immortalized human hepatocytes from February 2005 through July 2006.  Mr. Cataldo has also served as Executive Chairman of Calypte Biomedical Corporation, a publicly traded biotechnology company, involved in the development and sale of urine based HIV-1 screening tests from May 2001 through November 2004.  Mr. Cataldo served as the Chief Executive Officer and Chairman of the Board of Directors of Miracle Entertainment, Inc., a Canadian film production company, from May 1999 through May 2002 where he was the executive producer or producer of several motion pictures. From August 1995 to December 1998, Mr. Cataldo served as President and Chairman of the Board of Senetek, PLC, a publicly traded biotechnology company involved in age-related therapies.

Steven Weldon was appointed to our Board of Directors in September, 2014 and as our President and Chief Financial Officer in November, 2014.  Mr. Weldon has over 15 years of financial and accounting experience.  The majority of his career has been focused on tax planning, preparation, and CFO consulting.  Mr. Weldon's financial background includes experience in managerial, private accounting and planning.  He has served on the board of several publicly traded companies as both, Chief Executive Officer and Chief Financial Officer.  For several years, he taught accounting and tax courses to undergrad students at Florida Southern College.  He received his Bachelor of Science degree and his Masters in Business Administration from Florida Southern College.   Mr. Weldon was appointed as Chief Financial Officer and as a member of the board of directors of Growblox Sciences, Inc., a Delaware corporation in September 2005 and served in both positions until November 2014.  Mr. Weldon also served as chief executive officer of Growblox Sciences from December 29, 2009, through May 2, 2011, and from April 18, 2012, through March 13, 2014.
During the past five years none of our directors, executive officers, promoters or control persons was:

1)
the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2)	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3)
subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4)	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Director Independence

We do not have any independent directors serving on our Board of Directors. The definition the Company uses to determine whether a director is independent is NASDAQ Rule 4200(a)(15). See Exhibit 99 hereto.

 Scientific & Medical Advisory Board

To assist with the development and commercialization of our drug platforms, we previously established a Scientific & Medical Advisory Board consisting of scientists and clinicians experienced with the development and use of the treatments of cancer.  Under their advisory agreements, the members of our Scientific & Medical Advisory Board received a monthly advisory fee.

Daniel Miller

Cassian Yee, M.D., University of Texas MD Anderson Cancer Center.  Cassian Yee, M.D., Professor, Department of Immunology, Division of Cancer Medicine, and Director, Solid Tumor Cell Therapy, Center for Cancer Immunology Research at the University of Texas MD Anderson Cancer Center and a Professor, Department of Melanoma Medical Oncology, Division of Cancer Medicine at the University of Texas MD Anderson Cancer. Dr. Yee previously held the position of Professor in Division of Oncology at the University of Washington, and was a Member in the Department of Immunology, Clinical Research Division of the Fred Hutchinson Cancer Research Center.  Dr. Yee received his medical degree from the University of Manitoba in Canada, and trained as a research fellow at the Ontario Cancer Institute in Toronto before continuing his medical residency at Stanford University.  Dr. Yee completed his fellowship in medical oncology, and postdoctoral research studies at the University of Washington and the Fred Hutchinson Cancer Research Center.  Dr. Yee is a recipient of the Cancer Research Institute Investigator Award, and the Damon Runyon Walter Winchell Clinical Investigator Award.  Dr. Yee is also a Burroughs Wellcome Scientist in Translational Research, and has been elected a member of the American Society for Clinical Investigation.

Xing-Qun (Sean) Xie, MD, PHD, EMBA, University of Pittsburgh. Sean Xie, MD, PhD, EMBA is a tenured Professor at the Department of Pharmaceutical Sciences/Drug Discovery Institute at University of Pittsburgh and Associate Dean for Research Innovation at the School of Pharmacy. He is Principal Investigator of an integrated research laboratory of CompuGroup, BioGroup and ChemGroup, and Founding Director of Computational Chemical Genomics Screening Center. Dr. Xie is also Director/PI of NIH funded National Center of Excellence for Computational Drug Abuse Research. Dr. Xie holds joint faculty positions at the Departments of Computational System Biology and Structural Biology, and Pittsburgh Cancer Institute MT/DD Program. He serves as an invited guest editor for AAPS Journal, Editorial Board of American Journal of Molecular Biology, and Associate Editor of BMC Pharmacology and Toxicology. In 2013, he was named an honorary professor of Chinese Academy of Medical Sciences & Peking Union Medical College. Dr. Xie is a recipient of the 2014 American Association of Pharmaceutical Scientists (AAPS) Outstanding Research Achievement Award.

Dr. Lisa A. Haile, Ph.D., DLA Piper. Dr. Lisa A. Haile, Ph.D. currently serves as Co-Chair, Global Life Sciences Sector at DLA Piper. Dr. Haile has special technical expertise in molecular biology and immunology. She has particular experience with patentability, non-infringement and validity opinions; licensing strategies; FDA counseling; due diligence work in connection with venture capital, private and public financing; mergers and acquisitions in the life sciences industry; and strategic counseling for comprehensive life sciences patent portfolio management and value creation. Dr. Haile is a member of DLA Piper's Executive Committee.

Dr. Haile's experience includes US and international patent preparation and prosecution as well as IP reviews for investors relating to technologies including novel genetically altered organisms, antisense, RNA and siRNA molecules, peptides, proteins, DNA, antibodies, vaccines, diagnostics and therapeutics.

Dr. Stephen M. Chang, PH.D., New York Stem Cell Foundation. Dr. Stephen M. Chang is Vice President-Research & Development at New York Stem Cell Foundation, Chief Scientific Officer at Stemgent, Inc., and Independent Director at MultiCell Technologies, Inc. Dr. Chang was previously employed as Chief Scientific Officer & Vice President by Canji, Inc., Chief Scientific Officer & Vice President at Schering-Plough Research Institute, and President and Chief Executive Officer at MultiCell Immunotherapeutics, Inc. He served on the Board of Directors at Histogen, Inc. Dr. Chang received his undergraduate degree from the University of Michigan and a doctorate degree from the University of California, Irvine.

Committees of the Board of Directors
Due to the small number of directors, at the present time the duties of an Audit Committee, Nominating and Governance Committee, and Compensation Committee are performed by the board of directors as a whole.  At such time as we have more directors on our board of directors, these committees will be reconstituted.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following table set forth certain information concerning the annual and long-term compensation for services rendered to us in all capacities for the fiscal years ended December 31, 2015 and 2014 of all persons who served as our principal executive officers and as our principal financial officer during the fiscal year ended December 31, 2015.  No other executive officers received total annual compensation during the fiscal year ended December 31, 2015 in excess of $100,000.  The principal executive officer and the other named officers are collectively referred to as the "Named Executive Officers."
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation Earnings ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total
Anthony J. Cataldo,	2015	$216,000	$134,000	$ ----	$ 102,535	$ –––	$ –––	$ –––	$ 452,535
Chairman(2)	2014	$154,000	$ –––	$ 402,291	$ 139,079	$ –––	$ –––	$ –––	$ 695,370

Kenneth Eaton,	2015	$ –––	$ –––	$ –––	$ –––	$ –––	$ –––	$ –––	$ –––
Chief Executive Officer (Principal Executive Officer) (3)	2014	$ 224,560	$ –––	$ –––	$ –––	$ –––	$ –––	$ –––	$ 224,560

Steven Weldon,	2015	$168,000	$ –––	$ 197,845	$ –––	$ –––	$ –––	$ –––	$365,845
Chief Financial Officer (Principal Financial Officer) (4)	2014	$ 25,500	$ –––	$ 57,945	$ –––	$ –––	$ –––	$ –––	$83,445

(1)	This column represents option awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the option grants, refer to Note 1 of our financial statements in this Annual Report. These amounts do not correspond to the actual value that will be recognized by the named executives from these awards.
(2)	Mr. Cataldo served as our Chief Executive Officer from March 2009 to August 2011 and again in November 2014, and was appointed Chairman of the Board of Directors on July 25, 2014.
(3)	Mr. Eaton was appointed Chief Executive Officer in November 2013 and resigned in November 2014.
(4)	Mr. Weldon was appointed Chief Financial Officer on November 3, 2014.

Employment Agreements
The Company has entered into employment agreements with Anthony J. Cataldo and Steven Weldon.  Pursuant to the agreements, Mr. Cataldo and Mr. Weldon receive annual salaries of $216,000 and $168,000 respectively, as well as bonuses under certain circumstances and as awarded by the Board of Directors.  The term of employment under Mr. Cataldo's agreement is for three years with a year to year renewal option thereafter.  The term of employment under Mr. Weldon's agreement is for two years with a year to year renewal option thereafter.

Stock Option Grants
The following table sets forth information as of December 31, 2015, concerning unexercised options, unvested stock and equity incentive plan awards for the executive officers named in the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT YEAR ENDED DECEMBER 31, 2015
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Anthony Cataldo	321,833	-	-	$2.50	07/01/19
Anthony Cataldo	321,833	-	-	$5.00	07/01/19
Anthony Cataldo	321,833	321,833	-	$7.50	07/01/19

Director Compensation
Beginning in January 2012, non-employee members of the Board of Directors are to receive $3,000 per quarter either in cash or registered shares, plus an option to purchase 25,000 shares at the market price at the end of each quarter.  The options will vest equally over a one year period.  There was no compensation paid to non-employee directors during fiscal 2015.
VOTING SECURITIES AND PRINCIPAL HOLDERS

 The following table sets forth certain information regarding beneficial ownership of our common stock as of August 10, 2016 (a) by each person known by us to own beneficially 5% or more of any class of our common stock, (b) by each of our Named Executive Officers, (c) by each of our directors and (d) by all of our current executive officers and directors as a group.  As of August 10, 2016 there were 28,065,959 shares of our common stock issued and outstanding.  Shares of common stock subject to stock options and warrants that are currently exercisable or exercisable within 60 days of June 30, 2016 are deemed to be outstanding for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.  Unless indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.  Except as otherwise indicated, the address of each stockholder is c/o OXIS International, Inc. at 100 South Ashley Street, Suite 600, Tampa, FL 33602.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Outstanding Common Stock
Security Ownership of Certain Beneficial Owners:
Bristol Investment Fund, Ltd.	1,525,472 (1)	5.44%
Theorem Group, LLC (2)	2,096,480 (2)	7.47%
Alpha Capital Anstalt	2,034,830(3)	7.25%
James W. Heavener	1,684,100(4)	6.00%
Security Ownership of Management:
Anthony J. Cataldo	4,030,731	15.22%
Steven Weldon	601,610	2.27%

Executive officers and directors as a group — 2 persons	4,632,341	17.49%
_______________________________________
(1)	As reported on SC 13G/A filed with the SEC on April 4, 2016. Paul Kessler, manager of Bristol Capital Advisors, LLC, the investment advisor to Bristol Investment Fund, Ltd., has voting and investment control over the securities held by Bristol Investment Fund, Ltd. Mr. Kessler disclaims beneficial ownership of these securities.
(2)	As reported on SC 13D/A filed with the SEC on January 26, 2016. Anshuman Dube, manager of Theorem Group, LLC, has voting and investment control over the securities. Mr. Dube disclaims beneficial ownership of these securities.
(3)	As reported on SC 13G filed with the SEC on January 26, 2016 Konrad Ackermann, director of Alpha Capital Anstalt, has voting and investment control over the securities.
(4)	As reported on SC 13G filed with the SEC on February 9, 2016 James W. Heavener has voting and investment control over the securities.

DESCRIPTION OF OUR CAPITAL STOCK

General

As of the date of this Prospectus, our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.001 per share, and 15,000,000 shares of preferred stock, par value $0.001 per share.  As of August 10, 2016, there were 28,065,959 shares of our common stock outstanding, and 1,787,897 shares of our preferred stock outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share of common stock held of record for the election of directors and on all matters submitted to a vote of stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by our board of directors out of legally available funds, subject to any preferential dividend rights of any preferred stock then outstanding. In the event of our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets legally available after the payment of all of our debts and other liabilities, subject to the liquidation preferences of any preferred stock then outstanding. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. All outstanding shares of our common stock are fully paid and nonassessable. Except as described below in "Anti-Takeover Effects of Delaware Law Provisions of Our Amended and Restated Certificate of Incorporation and Our Amended and Restated By-Laws," a majority vote of common stockholders is generally required to take action under our amended and restated certificate of incorporation and amended and restated by-laws.

Preferred Stock

Our board of directors is authorized, without action by the stockholders, to designate and issue up to 15,000,000 shares of preferred stock in one or more series.  In the past the board has designated series lettered A through I and issued shares in those series.  As of the date of this prospectus, only preferred shares in the series designated C, H, and I have shares issued and outstanding.  In connection with this Offering, the board has recently designated series J which is being offered in the Offering as part of the B Units. Our board of directors can fix or alter the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting a class or series. The issuance of preferred stock could, under certain circumstances, result in one or more of the following adverse effects:

•	decreasing the market price of our common stock;

•	restricting dividends on our common stock;

•	diluting the voting power of our common stock;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change in control of us without further action by our stockholders.

Our board of directors will make any determination to issue such shares based on its judgment as to our best interests and the best interests of our stockholders. We have no current plans to issue any shares of preferred stock.

Series C

The 96,230 shares of Series C preferred stock are convertible into 111 shares of the Company's common stock at the option of the holders at any time. The conversion ratio is based on the average closing bid price of the common stock for the fifteen consecutive trading days ending on the date immediately preceding the date notice of conversion is given, but cannot be less than .20 or more than .2889 common shares for each Series C preferred share. The conversion ratio may be adjusted under certain circumstances such as stock splits or stock dividends. The Company has the right to automatically convert the Series C preferred stock into common stock if the Company lists its shares of common stock on the Nasdaq National Market and the average closing bid price of the Company's common stock on the Nasdaq National Market for 15 consecutive trading days exceeds $3,000.00. Each share of Series C preferred stock is entitled to the number of votes equal to .26 divided by the average closing bid price of the Company's common stock during the fifteen consecutive trading days immediately prior to the date such shares of Series C preferred stock were purchased. In the event of liquidation, the holders of the Series C preferred stock shall participate on an equal basis with the holders of the common stock (as if the Series C preferred stock had converted into common stock) in any distribution of any of the assets or surplus funds of the Company. The holders of Series C preferred stock are entitled to noncumulative dividends if and when declared by the Company's board of directors. No dividends to Series C preferred stockholders were issued or unpaid through June 30, 2016.

Series H

Effective February 10, 2010, the Company issued 25,000 shares of its new Series H Convertible Preferred Stock (the "Series H Preferred") in exchange for the 25,000 shares of Series G Stock

The Certificate of Designation of the Series H Preferred is based on, and substantially similar to the form and substance of the Certificate of Designation of the Series G Preferred.  Some of the corrections, changes and differences between the Certificate of Designation of the Series G Preferred and the Certificate of Designation of the Series H Preferred include the following:

•
As previously disclosed, the holder of the Series H Preferred is entitled to vote with the common stock, and is entitled to a number of votes equal to (i) the number of shares of common stock it can convert into (without any restrictions or limitations on such conversion), (ii) multiplied by 100.

•
The holder of the Series H Preferred cannot convert such preferred stock into shares of common stock if the holder and its affiliates after such conversion would own more than 9.9% of the Company's then issued and outstanding shares of common stock.

•
The Series G Preferred contained a limitation that the holder of the Series G Preferred could not convert such preferred shares into more than 19.999% of the issued and outstanding shares of common stock without the approval of the stockholders if the rules of the principal market on which the common stock is traded would prohibit such a conversion.  Since the rules of the Company's principal market did not require such a limitation, that provision has been deleted.

Series I

The holder of the Series I Preferred Stock is entitled to receive, out of funds legally available, dividends in cash at the annual rate of 8.0% of the Preference Amount ($0.15), when, as, and if declared by the Board.  No dividends or other distributions shall be made with respect to any shares of junior stock until dividends in the same amount per share on the Series I Preferred Stock shall have been declared and paid or set apart during that fiscal year. Dividends on the Series I Preferred Stock are not cumulative and no right accrues to the Series I Preferred Stock by reason of the fact that the Company may fail to declare or pay dividends on the Series I Preferred Stock in the amount of the Dividend Rate per share or in any amount in any previous fiscal year of the Company, whether or not the earnings of the Company in that previous fiscal year were sufficient to pay such dividends in whole or in part.

Each share of Series I Preferred Stock entitles the holder thereof to such number of votes per share as shall equal the number of shares of Common Stock (rounded to the nearest whole number) into which such share of Series I Preferred Stock is then convertible.

Upon any liquidation of the Company, subject to the rights of any series of Preferred Stock that may from time to time come into existence, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of the shares of Series I Preferred Stock then outstanding are entitled to receive and be paid out of the assets of the Company legally available for distribution to its stockholders liquidating distributions in cash or property at its fair market value as determined by the Board in the amount of $0.15 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares).

Shares of Series I Preferred Stock may, at the option of the holder thereof, be converted at any time or from time to time into fully paid and non-assessable shares of Common Stock.  The number of shares of Common Stock which a holder of shares of Series I Preferred Stock shall be entitled to receive upon conversion of such shares shall be the product obtained by multiplying the Conversion Rate by the number of shares of Series I Preferred Stock being converted.  Initially, the Series I Preferred Stock is convertible into 6,667 shares of common stock.

In the event that the per-share Market Price of the Common Stock over a period of 20 consecutive trading days is equal to at least 130% of the initial conversion price (130% of $0.15), all outstanding shares of Series I Preferred Stock shall  be converted automatically into the number of shares of Common Stock into which such shares of Series I Preferred Stock are then convertible without any further action by the holders of such shares and whether or not the certificates representing such shares of Series I Preferred Stock are surrendered to the Company or its transfer agent.

As of the date of this prospectus, there are 1,666,667 shares of Series I Preferred Stock issued and outstanding.

Warrants

As of June 30, 2016, Oxis has warrants issued and outstanding for the purchase of 3,721,768 shares of its common stock.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering up to $10,000,000 of Class A Units and Class B Units. Class A Units consist of one share of our common stock and a Series A warrant to purchase one share of our common stock at an exercise price equal to the public offering price of the Class A Units, ("Series A warrant"). Class B Units consist of one share of our Class J Convertible Preferred Stock with a stated value of $1,000 and convertible into shares of our common stock at the public offering price of the Class A Units, together with the equivalent number of Series A warrants as would have been issued to such purchaser if they had purchased Class A Units based on the public offering price. The shares of common stock and Series A warrant part of a Class A Unit and the Series J Preferred, and Series A warrant part of a Class B Unit are each immediately separable and will be issued separately in this offering.

Common Stock

The material terms of our common stock are described in the section of this prospectus titled "Description of Capital Stock" beginning on page 29 of this prospectus.

Series J Convertible Preferred Stock
The following summary of certain terms and provisions of our Series J Preferred Stock offered in this offering is subject to, and qualified in its entirety by reference to, the terms and provisions set forth in our certificate of designation of preferences, rights and limitations of Series J Convertible Preferred Stock.
General. Our certificate of incorporation authorizes our board of directors to issue up to 15,000,000 shares of our preferred stock, par value $0.001 per share of which 1,787,897 are issued and outstanding.
Subject to the limitations prescribed by our certificate of incorporation, our board of directors is authorized to establish the number of shares constituting each series of preferred stock and to fix the designations, powers, preferences and rights of the shares of each of those series and the qualifications, limitations and restrictions of each of those series, all without any further vote or action by our stockholders. Our board of directors has designated 5,000,000 of the 15,000,000 authorized shares of preferred stock as Series J Preferred Stock. When issued, the shares of Series J Preferred Stock will be validly issued, fully paid and non-assessable.
Rank. The Series J Preferred Stock will rank:
   ●   senior to all of our common stock to the extent of its liquidation preference of $0.001 per share;
   ●   senior to any class or series of our capital stock hereafter created specifically ranking by its terms junior to the Series J Preferred Stock to the extent of its liquidation preference of $0.001 per share;
   ●   on parity to any class or series of our capital stock hereafter created specifically ranking by its terms on parity with the Series J Preferred Stock.
Conversion. Each share of the Series J Preferred Stock is convertible into ten shares of our common stock (subject to adjustment as provided in the related certificate of designation of preferences) at any time at the option of the holder, provided that the holder will be prohibited from converting Series J Preferred Stock into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.
Liquidation Preference. In the event of our liquidation, dissolution or winding up, holders of the Series J Preferred Stock will receive a payment equal to $0.01 per share of Series J Preferred Stock before any proceeds are distributed to the holders of our common stock. Following the payment described in the preceding sentence, the holders of the Series J Preferred Stock will participate, on an as-if-converted-to-common stock basis, in any distributions to the holders of common stock.
Voting Rights. Shares of Series J Preferred Stock will generally have no voting rights, except as required by law and except that the consent of the holders of the outstanding Series J Preferred Stock will be required to amend any provision of our certificate of incorporation that would have a materially adverse effect on the rights of the holders of the Series J Preferred Stock.
Dividends. Shares of Series J Preferred Stock will not be entitled to receive any dividends, unless and until specifically declared by our board of directors. The holders of the Series J Preferred Stock will participate, on an as-if-converted-to-common stock basis, in any dividends to the holders of common stock.
Redemption. We are not obligated to redeem or repurchase any shares of Series J Preferred Stock. Shares of Series J Preferred Stock are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.
Restrictive Covenant. We are restricted from selling equity securities for the first 60 days following the closing, subject to certain exceptions.

Warrants to Purchase Common Stock

The material terms of the Series A warrants to be issued are summarized below.

The Series A warrants to be issued with each Unit will have an exercise price of $  ________  per share (equal to the public offering price of the Class A Units) and will be exercisable from their date of issuance and at any time up to the date that is five years after their original date of issuance.

The Series A warrants may not be exercised by the holder to the extent that the holder, together with its affiliates, would beneficially own, after such exercise more than 4.99% of the shares of common stock then outstanding (subject to the right of the holder to increase or decrease such beneficial ownership limitation upon notice to us, provided that such limitation cannot exceed 9.99%) and provided that any increase in the beneficial ownership limitation shall not be effective until 61 days after such notice is delivered.

The warrants are exercisable for cash or, solely in the absence of an effective registration statement or prospectus, by cashless exercise.
The exercise price of the warrants is subject to adjustment in the case of stock dividends or other distributions on shares of common stock or any other equity or equity equivalent securities payable in shares of common stock, stock splits, stock combinations, reclassifications or similar events affecting our common stock, and also, subject to limitations, upon any distribution of assets, including cash, stock or other property to our stockholders.
Prior to the exercise of any warrants to purchase common stock, holders of the warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including voting rights, however, the holders of the warrants will have certain rights to participate in distributions or dividends paid on our common stock to the extent set forth in the warrants.
In addition, the warrants provide that if, at any time while such warrants are outstanding, we (1) consolidate or merge with or into another corporation, (2) sell all or substantially all of our assets or (3) are subject to or complete a tender or exchange offer pursuant to which holders of our common stock are permitted to tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (4) effect any reclassification, reorganization or recapitalization of our common stock or any compulsory share exchange pursuant to which our common stock is converted into or exchanged for other securities, cash or property, or (5) engage in one or more transactions with another party that results in that party acquiring more than 50% of our outstanding shares of common stock (each, a "Fundamental Transaction"), then the holder of such warrants shall have the right thereafter to receive, upon exercise of the warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the warrant, and any additional consideration payable as part of the Fundamental Transaction. Any successor to us or surviving entity shall assume the obligations under the warrant.
The provisions of the Series A warrants may be amended if we obtain the written consent of holders representing not less than a majority of shares of our common stock then exercisable under the Series A warrants collectively (in which case such amendments shall be binding on all holders of the warrants). However, the number of shares of our common stock exercisable, the exercise price or the exercise period may not be amended without the written consent of the holder of each such warrant.
We do not plan on applying to list the Series J Preferred or any of the warrants on the NASDAQ Capital Market, any other national securities exchange or any other nationally recognized trading system.

PLAN OF DISTRIBUTION

We engaged H.C. Wainwright & Co., LLC ("Wainwright" or the "placement agent") to act as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus. Wainwright is not purchasing or selling any securities, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use their "reasonable best efforts" to arrange for the sale of Units by us. Therefore, we may not sell the entire amount of Units being offered. We intend to offer and sell the securities offered hereby to institutional investors in certain states.  However, we will not make any offer of these securities in any jurisdiction where the offer is not permitted or exempted.  We will enter into a securities purchase agreement directly with certain institutional investors who purchase our securities in this offering. We will not enter into securities purchase agreements with all other investors and such investors shall rely solely on this prospectus in connection with the purchase of our securities in this offering. Wainwright may engage one or more sub-placement agents or selected dealers to assist with the offering.

Upon the closing of this offering, we will pay the placement agent a cash transaction fee equal to 8.0% of the gross proceeds to us from the sale of the Units in the offering and we will issue to the placement agent the Placement Agent Warrants as outlined below.
The following table shows the per Unit and total placement agent fees we will pay in connection with the sale of the securities in this offering, assuming the purchase of all of the securities we are offering.

Per Class A Unit	$
Per Class B Unit	$
Total	$

We estimate the total expenses of this offering, which will be payable by us, excluding the placement agent fees, will be approximately $71,000. After deducting the fees due to the placement agent and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $8,979,000.

          In addition, we to issue Wainwright on August 5, 2016, 1,000,000 shares of Common Stock (the "Shares").  We will also reimburse the placement agent for its accountable expenses incurred in connection with the offering, including up to $100,000 for legal fees and expenses, up to $15,000 for road show expenses, up to $4,000 per background checks on individuals, not to exceed $20,000 in the aggregate, up to $5,000 for tombstone and other advertising efforts, and up to $10,000 of the fees and expenses of the placement agent's clearing firm.

Subject to certain conditions, we granted to the placement agent in this offering, for a period of twelve months after the date of effectiveness of this registration statement, a right of first refusal to act as lead underwriter, financial advisor or agent in connection with any offering of equity or debt securities, any financing or refinancing of indebtedness or any merger, acquisition or disposition transaction.

Also, we agreed to grant compensation warrants to the placement agent (the "Placement Agent Warrants") to purchase a number of shares of our common stock equal to 8% of the number of shares of Common Stock sold in this offering (including the number of shares of Common Stock issuable upon conversion of shares of Series J Convertible Preferred Stock but excluding any shares of Common Stock underlying the warrants issued in this offering). The compensation warrants will have an exercise price of $ ______ (110% of the per share equivalent paid by the investors in this offering) and will terminate on the five year anniversary of the effective date of the registration statement of which this prospectus is a part. Pursuant to FINRA Rule 5110(g), the compensation warrants and any shares issued upon exercise of the compensation warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security:

•	by operation of law or by reason of reorganization of our company;

•
to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period;

•	if the aggregate amount of securities of our company held by the holder of the compensation warrants or related persons do not exceed 1% of the securities being offered;

•
that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

•	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any fees received by it and any profit realized on the sale of the securities by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Exchange Act of 1934, as amended (the "Exchange Act"), including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Gary R. Henrie, Attorney at Law, Nauvoo, Illinois. These legal matters include that shares of common stock to be sold by the selling shareholders is validly issued, fully paid and non-assessable. Mr. Henrie's address is PO Box 107, Nauvoo, Illinois 62354. Mr. Henrie is licensed to practice law in the States of Utah and Nevada.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXPERTS

The unaudited financial statements as of June 30, 2016 and the audited financial statements December 31, 2015 included in this prospectus have been audited by Seligson & Giannattasio, LLP, independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the Securities and Exchange Commission with respect to the shares of our common stock offered by this prospectus. This prospectus was filed as a part of that registration statement but does not contain all of the information contained in the registration statement and exhibits. Reference is thus made to the omitted information. Statements made in this prospectus are summaries of the material terms of contracts, agreements and documents and are not necessarily complete; however, all information we considered material has been disclosed. Reference is made to each exhibit for a more complete description of the matters involved and these statements are qualified in their entirety by the reference. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Securities and Exchange Commission's principle office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F. Street, N.E., Washington, D.C. 20549. The Securities and Exchange Commission also maintains a web site (http://www.sec.gov) that contains this filed registration statement, reports, proxy statements and information regarding us that we have filed electronically with the Commission. For more information pertaining to our company and the common stock offered in this prospectus, reference is made to the registration statement.

Upon the effective date of this registration statement and thereafter, we will file with the Securities and Exchange Commission annual and quarterly periodic reports on forms 10-K and 10-Q respectively and current reports on form 8-K as needed. We are not required to deliver annual reports to our shareholders and at this time we do not intend to do so. We encourage our shareholders, however, to access and review all materials that we will file with the Securities and Exchange Commission at http://www.sec.gov. Our SEC file number is 000-08092.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to "incorporate by reference" into this Prospectus the information in other documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus. We incorporate by reference in this Prospectus the documents listed below which have been filed with the SEC:

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2015 as filed with the SEC on March 30, 2016;

•	Our Quarterly Reports on Form 10-Q for our quarterly periods ended March 31, 2016 and June 30, 2016 as filed with the SEC on May 13, 2016 and August 10, 2016 respectively; and

•	Our Current Reports on Forms 8-K as filed with the SEC on June 3, 2016, June 17, 2016 and August 9, 2016.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of all estimated expenses in connection with the issuance and distribution of the securities to be registered:

Item	Amount

Registration Statement filing fee	$1,007
Accountants fees and expenses	10,000
Legal fees and expenses	50,000
Printing	5,000
Miscellaneous	5,000
Total	$71,007

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated by-laws include provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the DGCL and (ii) require the registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under DGCL. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the registrant or its stockholders, for improper transactions between the director and the registrant and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We have entered into indemnification agreements with our directors and officers. The indemnification agreements will provide indemnification to our directors and officers under certain circumstances for acts or omissions which may not be covered by directors' and officers' liability insurance, and may, in some cases, be broader than the specific indemnification provisions contained under Delaware law.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

We do not have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

The foregoing statements are subject to the detailed provisions of the DGCL, our articles and our by-laws.

Item 15.  Recent Sales of Unregistered Securities.

 Effective April, 2013 the Company entered into a securities purchase agreement with one accredited investor to sell 10% convertible debentures with an initial principal balance of $75,000.

In October and November, 2013, the Company entered into a securities purchase agreement with four accredited investors to sell 10% convertible debentures with an initial principal balance of $172,000 and warrants to acquire up to 98,286 shares of the Company's common stock at an exercise price of $2.50 per share.

In December, 2013, the Company entered into a convertible demand promissory note with an initial principal balance of $189,662 convertible at $1.75 per share and warrants to acquire up to 108,378 shares of the Company's common stock at an exercise price of $2.50 per share.

In January, 2014, the Company entered into a securities purchase agreement with one accredited investor to sell 10% convertible debentures with an initial principal balance of $50,000 and warrants to acquire up to 28,571 shares of the Company's common stock at an exercise price of $2.50 per share.

In April, 2014, the Company entered into a securities purchase agreement with three accredited investors to sell 10% convertible debentures with an initial principal balance of $49,000 and warrants to acquire up to 22,286 shares of the Company's common stock at an exercise price of $2.50 per share.

In July 2014, the Company agreed to an adjustment as negotiated to enable inducement of further financing of the Company.  Pursuant to the anti-dilution provisions in the convertible instruments, the conversion price of certain convertible instruments is now $1.75 (with the exception of the conversion price of the October 2006 Debenture which is already priced at the lesser of $1.75 and 60% of the average of the lowest three trading prices occurring at any time during the 20 trading days preceding conversion).

On July 24, 2014, the Company entered into a securities purchase agreement with ten accredited investors to sell 10% convertible debentures, with an exercise price of $1.75, with an initial principal balance of $1,250,000 and warrants to acquire up to 714,286 shares of the Company's common stock at an exercise price of $2.50 per share.

Also on July 24, 2014, the Company sold to Kenneth Eaton, the Company's Chief Executive Officer, a $175,000 debenture, with an exercise price of $1.75, as payment in full for all accrued and unpaid salary and fees owed to Mr. Eaton.

On October 15, 2014, the Company entered into a securities purchase agreement with three accredited investors to sell 10% convertible debentures, with an exercise price of $2.50, with an initial principal balance of $1,250,000 and warrants to acquire up to 400,000 shares of the Company's common stock at an exercise price of $5.00 per share.

On December 29, 2014, the Company issued 120,000 warrants to a consultant for services rendered.  The warrants were valued at $601,000 and were recorded as an expense in the Statement of Operations for the year ended December 31, 2014.

In January 2015, the Company agreed to issue 39,657 shares of common stock as a price protection to a note holder that originally converted notes at a price of $2.50 and continues to hold these shares. These additional shares would have been issued if the conversion shares price was $1.75. As of December 31, 2015, 33,142 shares of common stock have been issued and $247,000 of interest expense was recorded for this issuance.

On February 23, 2015, the Company entered into a securities purchase agreement with ten accredited investors to sell 10% convertible debentures, with an exercise price of $6.25, with an initial principal balance of $2,350,000 and warrants to acquire up to 376,000 shares of the Company's common stock at an exercise price of $7.50 per share.

Effective July 2015, the Company entered into a securities purchase agreement with three accredited investors to sell 10% convertible debentures, with an exercise price of $5.00, with an initial principal balance of $550,000 and warrants to acquire up to 111,765 shares of the Company's common stock at an exercise price of $6.25 per share.

On August 18, 2015, the Company entered into a settlement agreement with three noteholders.  In accordance with the July 24, 2014 Security Purchase Agreements, the Company was required to establish and maintain a reserve of shares of its common stock from its duly authorized shares of Common Stock for issuance in an amount equal to 150% of a required minimum by December 21, 2014 which did not occur.  As compensation for the default, the Company issued allonges to the noteholders for a total of $812,500, increasing the principal amount of the convertible notes.
On October 1, 2015, the Company issued 120,000 warrants to a consultant for services rendered.  The warrants were valued at $448,000 and were recorded as an expense in the Statement of Operations for the year ended December 31, 2015.
Effective October 2015, the Company entered into a securities purchase agreement with three accredited investors to sell 10% convertible debentures, with an exercise price of $2.50, with an initial principal balance of $500,000 and warrants to acquire up to 200,000 shares of the Company's common stock at an exercise price of $2.50 per share.

On October 7, 2015, the Company entered into a settlement agreement with two noteholders.  In accordance with the July 24, 2014 Security Purchase Agreements, The Company was required to establish and maintain a reserve of shares of its common stock from its duly authorized shares of Common Stock for issuance in an amount equal to 150% of a required minimum by December 21, 2014 which did not occur.  As compensation for the default, the Company issued allonges to the noteholders for a total of $537,500, increasing the principal amount of the convertible notes.

On November 5, 2015, the Company entered into a Second Settlement Agreement with three noteholders. On August 18, 2015 the Company entered into a Settlement Agreement that required the Company to increase its authorized shares to not less 8,000,000 shares and reserve 150% of the number of shares of its Common Stock no later than the earlier of (1) two days after Oxis obtaining all corporate and regulatory approvals necessary to increase it authorized shares; or (2) September 30, 2015 which did not occur.  As compensation for the default, the Company issued additional allonges to the noteholders for a total of $837,500, increasing the principal amount of the convertible notes.

Effective November 2015, the Company entered into a securities purchase agreement with two accredited investors to sell 10% convertible debentures, with an exercise price of $2.50, with an initial principal balance of $100,000 and warrants to acquire up to 80,000 shares of the Company's common stock at an exercise price of $2.50 per share.

Effective December 2015, the Company entered into a securities purchase agreement with two accredited investors to sell 10% convertible debentures, with and an exercise price of $1.25, with an initial principal balance of $350,000 and warrants to acquire up to 280,000 shares of the Company's common stock at an exercise price of $1.25 per share.

In December 2015, the Company agreed to an adjustment as negotiated to enable inducement of further financing of the Company.  Pursuant to the anti-dilution provisions in all the convertible instruments, the conversion price of certain convertible instruments is now $1.25 (with the exception of the conversion price of the October 2006 Debenture which is already priced at the lesser of $1.25 and 60% of the average of the lowest three trading prices occurring at any time during the 20 trading days preceding conversion).

On Dec 5, 2015, the Company entered into a Second Settlement Agreement with three noteholders. On October 7, 2015 the Company entered into a Settlement Agreement that required the Company to increase its authorized shares to not less than 8,000,000 shares and reserve 150% of the number of shares of its Common Stock no later than the earlier of (1) two days after Oxis obtaining all corporate and regulatory approvals necessary to increase it authorized shares; or (2) September 30, 2015 which did not occur.  As compensation for the default, the Company issued additional allonges to the noteholders for a total of $537,500, increasing the principal amount of the convertible notes.

In January 2016, the Company entered into a securities purchase agreement with one accredited investor to sell 10% convertible debentures, with and an exercise price of $1.25, with an initial principal balance of $150,000 and warrants to acquire up to 80,000 shares of the Company's common stock at an exercise price of $1.25 per share.

During the six months ending June 30, 2016, the Company also issued an aggregate of 2,022,230 shares of common stock to a total of 17 persons as payment for consulting services provided to the Company.  The average valuation of these shares was $2.00 per share.

During the six months ending June 30, 2016, the Company also issued an aggregate of 4,612,341 shares of common stock to two executive officers of the Company in fulfilment of contractual rights held by the officers pursuant to their employment agreements.

During the six months ending June 30, 2016, the Company also issued an aggregate of 4,275,186 shares of common stock to a total of 17 persons as payment for the conversion of certain note and the related accrued interest.  The conversion price of these shares was $0.40 per share.

In July 2016, the Company entered into a securities purchase agreement with one accredited investor to sell 10% convertible debentures, with and an exercise price of $0.40, with an initial principal balance of $112,135 and warrants to acquire up to 280,338 shares of the Company's common stock at an exercise price of $0.45 per share.

In July 2016, the Company also issued an aggregate of 1,026,019 shares of common stock to a total of three persons or entities as payment for the conversion of certain note and the related accrued interest.  The conversion price of these shares was $0.40 per share. These shares were also exempt from the registration requirements of Section 5 of the Act pursuant to Section 4(2) of the Act since the shares were also issued to persons closely associated with the Company and there was no public offering of the shares.

In August 2016, the Company issued 1,115,000 shares of common stock to H.C. Wainwright and Co., LLC as payment for investment banking services provided to the Company.

In August 2016, the Company entered into a securities purchase agreement with one accredited investor to sell 10% convertible debentures up $1,000,000, with and an exercise price of $0.40, with an initial principal balance of $250,000 and warrants to acquire up to 2,500,000 shares of the Company's common stock at an exercise price of $0.45 per share.

All securities described above in this Item 15 were exempt from the registration requirements of Section 5 of the Securities Act of 1933 (the "Act") pursuant to Section 4(2) of the Act since the securities were issued to persons or entities closely associated with the Company and there was no public offering of the securities.

Item 16.   Exhibits and Financial Statement Schedules.

(a) Exhibits: The list of Exhibits is set forth on page 41 of this Registration Statement and is incorporated herein by reference.

Item 17.   Undertakings.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(i) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this _____ day of August, 2016.

Oxis International, Inc.

By:  ________________________________________
        Anthony J. Cataldo
        President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

_____________________________________________
Anthony J. Cataldo
Chief Executive Officer
Director
Dated: _________________________

______________________________________________
Steven Weldon
Chief Financial Officer
Principal Accounting Officer
Director
Dated:  _________________________

EXHIBIT INDEX

Exhibit No.	Exhibit Description
3.1
Restated Certificate of Incorporation as filed in Delaware September 10, 1996 and as thereafter amended through March 1, 2002 (filed as Exhibit 3A to the Company's Form 10-KSB as filed with the SEC on April 1, 2002 and incorporated herein by reference).

3.2
Certificate of Amendment to Amended and Restated Certificate of Incorporation of Oxis International, Inc. (filed as Exhibit 3.2 to the Company's Form 10-K as filed with the SEC on March 31, 2011 and incorporated herein by reference).

3.3	Certificate of Amendment of Certificate of Incorporation
3.4
Bylaws, as restated effective September 7, 1994 and as amended through April 29, 2003 (filed as Exhibit 3 to the Company's Form 10-QSB as filed with the SEC on August 13, 2003 and incorporated herein by reference).

4.1
Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock of Oxis International, Inc. (filed as a section of Exhibit 3A to the Company's Form 10-KSB as filed with the SEC on April 1, 2002 and incorporated herein by reference).

4.2
Certificate of Designation of Preferences, Rights and Limitations of Series H Convertible Preferred Stock of Oxis International, Inc. (filed as Exhibit 3.1 to the Company's Form 8-K as filed with the SEC on February 16, 2010 and incorporated herein by reference).

4.3
Certificate of Designation of Preferences, Rights and Limitations of Series I Convertible Preferred Stock of Oxis International, Inc. (filed as Exhibit 3.4 to the Company's Form 10-K as filed with the SEC on March 31, 2011 and incorporated herein by reference).

4.4	Certificate of Designation of Preferences, Rights and Limitations of Series J Convertible Preferred Stock of Oxis International, Inc.
5	Opinion re legality
10.1	Employment Agreement of Steven Weldon (filed as Exhibit 10.1 to the Company's Form 10-K as filed with the SEC on March 30, 2016 and incorporated herein by reference).
10.2	Employment Agreement of Anthony Cataldo (filed as Exhibit 10.2 to the Company's Form 10-K as filed with the SEC on March 30, 2016 and incorporated herein by reference).
21	Subsidiaries of Oxis International, Inc.
23.1	Consent of Independent Accounting Firm
23.2	Consent of Attorney (see Exhibit 5 above).
101	Interactive Data Files (see Interactive Data Files attached to Form 10-K and Forms 10-Q incorporated by reference into this Registration Statement).